AGT-PUR\83691.11\7554.0200

                                                   Execution Copy













                    Stock Purchase Agreement

                         By And Between

              Guaranty National Insurance Company,

                 Guaranty National Corporation

                              and

               Michigan Mutual Insurance Company

                       TABLE OF CONTENTS

                                                             Page

ARTICLE I - PURCHASE AND SALE OF SHARES                         2
          1.1 Purchase and Sale                                 2
          1.2 Consideration for Shares; Closing Transfers       2
          1.3 Closing                                           3

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER           3
          2.1 Organization, Existence, Standing and
              Authority of Seller                               3

          2.2 Execution and Delivery                            3
          2.3 Consents, Waivers and Approvals                   4
          2.4 Organization, Existence, Standing, Authority and Qualifications ofthe Company and its Subsidiaries 4
          2.5 Title to Shares                                   5
          2.6 Conflicting Agreements                            5
          2.7 Financial Statements                              6
          2.8 Undisclosed Liabilities                           8
          2.9 Regulatory Deposits                               8
          2.10 Brokers                                          9
          [2.11 Intentionally Deleted]                          9
          2.12  Corporate Books and Records                     9
          2.13  Assets                                          9
          2.14  Tangible Property                              10
          2.15  Employee Benefit Plans                         10
          2.16  Employment and Agency Contracts                14
          2.17  No Changes                                     15
          2.18  Tax and Other Returns and Reports              17
          2.19  Intellectual Property                          20
          2.20  Agreements, Contracts and Commitments          20
          2.21  Litigation                                     22
          2.22  Environmental                                  23
          2.23  Labor Matters; OSHA                            24
          2.24  Insurance                                      25
          2.25  Compliance with Laws                           25
          2.26  Binding Agreements; No Default                 26
          2.27  FIRPTA                                         27
          2.28  Reserves                                       27
          2.29  Portfolio Investments                          27
          2.30  Officers and Directors                         27
          2.31  Representations Complete                       28

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER AND GNC  28
   A. Buyer Representations and Warranties                     28
          3.1 Organization, Existence, Standing and Authority
              of Buyer                                         28
          3.2 Execution and Delivery                           28
          3.3 Consents, Waivers and Approvals                  29
          3.4 Investment Purpose                               29
          3.5 Brokers and Consultants                          29
          3.6 No Violation                                     29
          3.7 Investment Company                               30
          3.8 Pending Suits and Proceedings                    30
          3.9 Payment of Purchase Price                        30
          3.10 Financial Statements                            30
          3.11 Conduct of Business                             31
          3.12 Disclosure                                      31
   B. GNC Representations and Warranties                       31
          3.13 Organization, Existence, Standing and
               Authority of GNC                                31
          3.14 Execution and Delivery                          32
          3.15 Consents, Waivers and Approvals                 32
          3.16 No Violation                                    32
          3.17 Disclosure                                      33

ARTICLE IV - INTERIM PERIOD CONDUCT                            33
          4.1 Regular Course of Business of the Company        33
          4.2 Pre-Closing Activities of the Company            33
          4.3 List of Depositories and Bank Balances           36
          4.4 Investigation by Buyer                           36
          4.5 Employee and Agent Communications or Meetings    37

ARTICLE V - COVENANTS OF SELLER                                37
          5.1 Interference with Business                       38
          5.2 Employee Matters                                 38
          5.3 Leases                                           38
          5.4 Severance Payments                               39

ARTICLE VI - COVENANTS OF BUYER AND SELLER                     40
          6.1 Regulatory Approvals; Third Party Consents       40
          6.2 Further Assurances                               42
          6.3 Notification of Certain Matters                  42
          6.4 Employees and Employee Plans                     43
          6.5 Tax Matters                                      46
              (a) Section 338(h)(10) Election                  46
              (b) Tax Returns                                  48
              (c) Tax Allocation Agreement;
                  Code Section 338(h)(10) Elections            50

              (d) Participation in Tax Examinations            51
          6.6 Preparation of GAAP Financial Statements         51
          6.7 Updating Schedules                               52
          6.8 Access to Records                                52

ARTICLE VII - CONDITIONS TO OBLIGATIONS OF BUYER               53
          7.1 General                                          53
          7.2 Performance                                      53
          7.3 Representations and Warranties True
              as of Closing Date                               53
          7.4 Orders and Consents                              54
          7.5 Corporate Action                                 54
          7.6 Opinions of Seller's Counsel                     55
          7.7 Certificates of Authority                        55
          7.8 No Adverse Changes                               56
          7.9 Other Agreements                                 56
          7.10 Delivery of Stock                               56
          7.11 Resignations                                    56
          7.12 General Reinsurance Agreement                   56
          7.13 Tax Allocation Agreement                        57

ARTICLE VIII - CONDITIONS TO OBLIGATIONS OF SELLER             57
          8.1 General                                          57
          8.2 Performance                                      57
          8.3 Representations and Warranties True
              as of Closing Date                               58
          8.4 Orders and Consents                              58
          8.5 Corporate Action                                 59
          8.6 Payment of Purchase Price                        59
          8.7 Other Agreements                                 59
          8.8 Opinion of Counsel for Buyer and GNC             59

ARTICLE IX - MODIFICATION, WAIVERS AND TERMINATION             60
          9.1 Modification                                     60
          9.2 Waivers                                          60
          9.3 Termination                                      60
          9.4 Effect of Termination                            62

ARTICLE X - CERTAIN DEFINITIONS                                62

ARTICLE XI - INDEMNIFICATION                                   68
          11.1 Survival                                        68
          11.2 Obligation of Seller to Indemnify               70
          11.3 Obligations of Buyer to Indemnify               71
          11.4 Limitations on Indemnification Obligations      71

          11.5 Notice and Opportunity to Defend                74
          11.5.1  Notice of Asserted Liability                 75
          11.5.2  Opportunity to Defend                        75
          11.6 Payments                                        76

ARTICLE XII - MISCELLANEOUS                                    76
          12.1 Notices                                         76
          12.2 Gender and Number                               77
          12.3 Expenses                                        77
          12.4 Confidential Information                        77
          12.5 Announcements                                   78
          12.6 Successors and Assigns                          79
          12.7 Waiver                                          79
          12.8 Attorneys' Fees                                 79
          12.9 Counterparts                                    80
          12.10 Entire Agreement                               80
          12.11 Governing Law                                  80
          12.12 Venue and Jurisdiction                         80
          12.13 Mediation; Litigation                          81
          12.14 Third Parties                                  81
          12.15 Performance Following Closing                  81
          12.16 No Prejudice                                   81

                       INDEX OF EXHIBITS


Exhibit       Description

Exhibit A     Reserve Adjustments

Exhibit B     Form of Assignment of Leases and Assumption
              Agreement

Exhibit C     Form of Opinion of Lord, Bissell & Brook

Exhibit D     Form of Opinion of Susan G. Vincent, Esq.

Exhibit E     Form of Opinion of Ireland, Stapleton, Pryor & Pascoe, P.C.

                       INDEX OF SCHEDULES


Schedule      Description

1.2           Schedule of Certain Company Securities
2.3           Schedule of Seller's and Buyer's Consents, Waivers
              and Approvals
2.4           Schedule of Subsidiaries
2.7           Schedule of Certain Accountants' Letters
2.9           Schedule of Regulatory Deposits
2.13          Schedule of Real Property
2.15          Schedule of Employee Benefit Plans
2.16(a)       Schedule of Employee Agreements
2.16(b)       Schedule of Employees
2.18          Schedule of Tax Agreements
2.19          Schedule of Company Intellectual Property Rights
2.20          Schedule of Contracts
2.21          Schedule of Litigation
2.24          Schedule of Insurance
2.25          Schedule of States Where Admitted
2.26          Schedule of Binding Agreements
2.28          Schedule of Reserves
2.30          Schedule of Officers and Directors
4.2           Schedule of Pre-Activities of the Company
4.2(xi)       Schedule of Policy Form and Rate Filings
4.2(xii)      Schedule of New Licenses
7.8           Schedule of No Adverse Changes
7.11          Schedule of Resignations
11.2(4)       Schedule of Certain Contingent Liabilities

                    STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT ("Agreement"), dated this 20th day of October, 1997, by and among GUARANTY NATIONAL INSURANCE

COMPANY, a stock insurance company organized under the laws of the State of Colorado ("Buyer"), MICHIGAN MUTUAL INSURANCE

COMPANY, a mutual insurance company organized under the laws of the State of Michigan ("Seller"), and with respect to Article

IIIB, Sections 5.3, 8.2, 8.3, 8.5.1, 8.5.2 and 8.7, and Articles

X and XII, GUARANTY NATIONAL CORPORATION, a Colorado corporation

("GNC").



                           WITNESSETH

     WHEREAS, Seller owns of record and beneficially all 200,000 of the issued and outstanding shares (the "Shares") of the common stock, $10.00 par value (the "Common Stock"), of UNISUN INSURANCE

COMPANY, a stock insurance company organized under the laws of the State of South Carolina (which, unless the context indicates otherwise, together with its Subsidiaries is referred to herein as the "Company"); and

     WHEREAS, Seller desires to sell the Shares to Buyer and

Buyer desires to purchase the Shares from Seller.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in reliance upon the

representations and warranties contained herein, Buyer and Seller agree as follows:

                           ARTICLE I

                  PURCHASE AND SALE OF SHARES

     1.1    Purchase and Sale.  Seller agrees to sell to Buyer,

and Buyer agrees to purchase from Seller, all of the Shares upon the terms and conditions herein set forth.

     1.2    Consideration for Shares; Closing Transfers.  The

consideration to be paid by Buyer for the Shares (the "Purchase

Price") shall be Twelve Million Dollars ($12,000,000), subject to adjustment as provided in Exhibit A attached hereto and

incorporated herein by this reference, and assuming the payment to Seller by the Company of an extraordinary dividend on or prior to the Closing Date equal to Fourteen Million Dollars

($14,000,000) in cash (to the extent available) and, to the

extent necessary, non-cash assets.  In the event the dollar

amount of such extraordinary dividend is greater or less than

$14,000,000, the Purchase Price shall be reduced or increased,

respectively, on a dollar-for-dollar basis.  Buyer and Seller agree that (i) the allocation of non-cash assets comprising the extraordinary dividend shall be mutually agreed upon in good faith, (ii) the extraordinary dividend shall include as part of such assets the securities listed on Schedule 1.2 to this

Agreement, which is attached hereto and incorporated herein by this reference, and (iii) any non-cash assets distributed as part of the extraordinary dividend shall be valued based upon the average of quotations received from Bear Stearns & Co., Morgan

Stanley & Co. and Smith Barney or their successors on the date which is three (3) business days preceding the Closing Date;

provided, however, that the securities listed on Schedule 1.2 shall be valued at market value on July 31, 1997 as set forth on

Schedule 1.2.  Buyer shall pay at the Closing, in cash or cleared federal funds, the Purchase Price less the amount of the Fifty

Thousand Dollar ($50,000) deposit previously delivered to Seller.

     1.3    Closing.  Subject to the satisfaction or waiver of

the terms and conditions hereof, the consummation of the sale and purchase of the Shares provided for herein shall be effective as of 11:59 p.m. on the date which is the fifth Business Day

following the date on which all of the conditions set forth in

Articles VII and VIII (other than those conditions, designations,

instruments, certificates or other documents to be delivered at the Closing) shall have been satisfied or waived (the "Closing

Date") and shall take place at the offices of Ireland, Stapleton,

Pryor & Pascoe, P.C., 1675 Broadway, 26th Floor, Denver, Colorado

80202 at 10:00 a.m., Mountain Time, on the Closing Date (the

"Closing"), or at such other

place, date or time as Buyer and Seller shall mutually agree upon in writing.




                           ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller has prepared certain schedules with respect to this

Article II, and such schedules are attached hereto and

incorporated herein by this reference (the "Company Schedules").

Seller represents and warrants to Buyer that:

     2.1    Organization, Existence, Standing and Authority of

Seller.  Seller has been duly organized and is validly existing and in good standing under the laws of the State of Michigan, and has all requisite corporate power and authority to execute and deliver this Agreement and the Assignment of Leases (sometimes collectively referred to as the "Documents"), to perform its obligations hereunder and thereunder, and to consummate the

transactions contemplated hereby and thereby.

     2.2    Execution and Delivery.   This Agreement has been

duly executed and delivered by Seller.  Subject to the

satisfaction or waiver of the conditions specified in

 Article VIII hereof, the execution, delivery and performance of the Documents have been duly and validly authorized by all

requisite corporate action on the part of Seller and its

Affiliates, and the agreements of Seller and its Affiliates

contained therein constitute or, upon execution and delivery thereof, shall constitute the valid and binding obligations of the Seller and its Affiliates, enforceable against Seller and its

Affiliates in accordance with their terms.

     2.3    Consents, Waivers and Approvals.  The execution and

delivery of the Documents, the performance by Seller and its

Affiliates of their respective obligations thereunder and the consummation of the transactions contemplated thereby, do not require Seller or any Affiliate of Seller to obtain any consent,

waiver, approval or action of, or make any filing with or give notice to, any corporation, person or firm or any public,

governmental or judicial authority except for:  (i) those listed in Schedule 2.3 hereto, (ii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976,

and the rules and regulations promulgated thereunder (the "HSR

Act"), and (iii) Form A filings with, notices to, or orders from the insurance regulatory departments of the State of South

Carolina and such other jurisdictions as may be required by law.

     2.4    Organization, Existence, Standing, Authority and

Qualifications of the Company and its Subsidiaries.  The Company

and each of its Subsidiaries have been duly organized and are validly existing and in good standing under the laws of the State of South Carolina.  The Company's Subsidiaries are listed on

Schedule 2.4.  The Company and each of its Subsidiaries have all requisite corporate power and authority to carry on its and their business as now being conducted by them.  The Company and its

Subsidiaries are in good standing as a foreign corporation in each of such states and jurisdictions in which they are

transacting insurance or other business.  There are no other states or jurisdictions in which
 the nature or extent of the Company's or its Subsidiaries'

business as currently conducted, or its properties, requires it or them to be qualified as a foreign corporation or to possess a certificate of authority to transact insurance business therein,

except for qualifications or certificates of authority the

failure of which to hold, does not and is reasonably likely to not have (including by passage of time), individually or in the aggregate, a material adverse effect on the business, properties,

assets, financial condition, results of operations or current prospects of the Company and its Subsidiaries, taken as a whole

(a "Material Adverse Effect").

     2.5    Title to Shares.  The authorized capital stock of the

Company consists of 2,000,000 shares of Common Stock, 200,000 of which shares are issued and outstanding, owned of record and beneficially by Seller, and are not subject to any liens,

security interests, claims, charges or other Encumbrances or restrictions.  The Shares have been duly authorized and validly issued and are fully paid and nonassessable.  The Company owns of record and beneficially all of the issued and outstanding shares of each of its Subsidiaries, and such shares have been duly

authorized and validly issued, and are fully paid and

nonassessable.  There are no outstanding subscriptions,

preemptive rights, warrants, options or, except for this

Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock of the

Company or its Subsidiaries.

     2.6    Conflicting Agreements.  The execution and delivery

of the Documents do not or will not as of Closing, and the

performance by Seller and its Affiliates of their obligations under the Documents and the consummation of the transactions contemplated thereby (subject to obtaining the consents and

approvals contemplated by Section 2.3) will not (a) conflict with or violate any existing term or provision of any franchise, license, permit, order, writ, concession,

judgment, injunction, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Company or any of their properties or assets; (b) conflict with or result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default under (or an event which with notice or lapse of time or both would constitute a default under), (i) the

Articles of Incorporation or By-Laws of Seller or the Company, or

(ii) any indenture, mortgage, note, agreement, lease or other instrument or obligation to which Seller or the Company is a party or by which Seller or the Company, or any of their

respective assets or properties is bound or subject, or (iii) any federal, state or local statutes, ordinances or codes, or any rules and regulations issued by any Governmental Entity pursuant to any of the foregoing, and all decisions, judgments, orders or decrees of a court of applicable jurisdiction ("Laws") to which

Seller or the Company is subject except, in the case of

clauses (a), (b)(ii) and (b)(iii) above, for such conflicts,

violations, breaches or defaults which would not have a Material

Adverse Effect or which would not adversely affect the

performance by Seller of its obligations under the Documents.

            2.7  Financial Statements.

            (a)   Seller has delivered to Buyer or, with respect

to the September 30, 1997 or December 31, 1997 SAP Financial

Statements (as defined below), will deliver to Buyer prior to

Closing, (i) audited statutory financial statements (balance sheets, income statements and statements of cash flows) of the

Company as of and for the fiscal years ending December 31, 1994,

1995 and 1996 (the "Audited SAP Financial Statements") and

unaudited statutory financial statements of Carolina American

Insurance Company (the "Insurance Subsidiary") as of and for the

fiscal years ending December 31, 1994, 1995 and

1996 (the "Unaudited Subsidiary Financial Statements"), (ii) the

Company's and Insurance Subsidiary's unaudited statutory

financial statements (the "Unaudited SAP Financial Statements")

as of and for the calendar quarters ending March 31, June 30, and

September 30, 1997, and (iii) to the extent that the Closing occurs after December 31, 1997, the statutory financial

statements (balance sheets, income statements and statements of cash flows) of the Company and Insurance Subsidiary as of and for the fiscal year ending December 31, 1997, if reasonably able to be prepared prior to Closing, which December 31, 1997 statutory financial statements of the Company shall be audited, if

reasonably practicable (collectively, the "SAP Financial

Statements").  The SAP Financial Statements are and will be true and correct in all material respects as of the dates thereof and for the annual or quarterly periods then ended.  The SAP

Financial Statements (i) conform and will conform as of the dates thereof and for the annual or quarterly periods then ended, in all material respects, to the books and records of the Company,

and (ii) present fairly, in all material respects, the statutory financial condition of the Company and Insurance Subsidiary at the respective dates thereof, and the statutory results of

operations for the periods then ended in accordance with SAP,

applied on a consistent basis throughout the periods indicated

and consistent with each other, except as otherwise specifically noted therein.

            (b)   Seller has delivered to Buyer the unaudited

financial statements of AMCA Incorporated ("AMCA") as of and for the fiscal years ending December 31, 1994, 1995 and 1996, and the unaudited financial statements of AMCA as of and for the calendar quarters ending March 31, June 30 and September 30, 1997

(collectively, the "AMCA Financial Statements").  The AMCA

Financial Statements are true and correct in all material

respects, as of the dates thereof and for the annual or quarterly periods then ended.  The

AMCA Financial Statements (i) conform, in all material respects,

to the books and records of AMCA, as of the dates thereof and for the annual or quarterly periods then ended and (ii) present

fairly, in all material respects, the financial condition of AMCA at the respective dates thereof, and the results of operations for the periods then ended in accordance with GAAP, applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein.

            (c)   Except for reports or letters contained in the

SAP Financial Statements or listed on Schedule 2.7, no reports,

comment letters or comfort letters have been received from

Seller's, the Company's or Insurance Subsidiary's independent certified public accountants by Seller, the Company, the

Insurance Subsidiary or any Affiliate of the Company relating to any of the SAP Financial Statements or AMCA Financial Statements.

     2.8    Undisclosed Liabilities.  There are no debts,

liabilities or obligations of the Company of any nature (whether known or unknown, contingent and whether due or to become due)

other than debts, liabilities or obligations that (i) were

required to be reflected or reserved against in the most recent

SAP Financial Statements or AMCA financial Statements delivered to Buyer, (ii) have been incurred in the ordinary course of

business since the date of such SAP Financial Statement or AMCA

Financial Statement, none of which individually or in the

aggregate, would have a Material Adverse Effect, or (iii) are specifically disclosed or described on the Company Schedules.

     2.9    Regulatory Deposits.  Schedule 2.9 hereto identifies

as of the date hereof the jurisdictions in which the Company has been required by any regulatory authority to make a deposit in order to transact insurance business, the principal amount of each such deposit and a complete description of securities

comprising each such deposit.

     2.10   Brokers.  All negotiations relative to this Agreement

and the transactions contemplated hereby have been carried out by

Seller directly with Buyer without the intervention of any person on behalf of Seller in such manner as to give rise to any claim by any person against Buyer, Seller or the Company for a finder's fee, brokerage commission or similar payment.

     [2.11  Intentionally Deleted].

     2.12   Corporate Books and Records.  The minute books of the

Company heretofore furnished Buyer for inspection contained

complete and accurate records of all actions taken at all

meetings or pursuant to consents in lieu of meetings of its

shareholders, Board of Directors and committees thereof through the date of this Agreement; provided that Seller is making this representation as to any such records dating prior to January 1,

1991, as to its Knowledge.  The stock books and ledgers of the

Company heretofore furnished Buyer for inspection contained

complete and accurate records of all issuances and transfers of its capital stock through the date of this Agreement.

     2.13   Assets.  Attached hereto as Schedule 2.13 is a list

and description of all real property owned or leased by the

Company.  The Company holds good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties, real, personal and mixed,

used in its business, free and clear of any mortgages, security interests, conditional sales agreements, liens, claims, charges,

preferential rights of purchase, or encumbrances

("Encumbrances"), except as reflected in the SAP Financial

Statements and except for such imperfections of title and

Encumbrances, if any, which are not substantial in character,

amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

     2.14   Tangible Property.  All material equipment,

furniture, leasehold improvements, fixtures, vehicles,

structures, any related capitalized items and other tangible property owned or leased by the Company ("Tangible Property") are in good operating condition and repair, ordinary wear and tear excepted, and neither the Company nor Seller has received notice that any of the Company's Tangible Property is in violation of any existing law, code or regulation.  The Tangible Property is,

taken as a whole, (i) adequate for the conduct of the business of the Company consistent with its past practices, (ii) suitable for the uses to which it is currently employed, and (iii) not

obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

     2.15   Employee Benefit Plans.

            (a)   Except as set forth on Schedule 2.15, the

Company does not contribute to, maintain, or sponsor, and has not contributed to, maintained or sponsored during the last five years, any pension, profit sharing, retirement, deferred

compensation, stock purchase, stock option, incentive, bonus,

sales commission, vacation, severance, disability, life

insurance, medical or other employee benefit plans, programs or arrangements, in respect of, or which otherwise cover, any of the current or former officers, employees or agents of the Company or any entity under common control with the Company ("ERISA

Affiliate") under Section 414(b), (c), (m) or (o) of the Internal

Revenue Code, as amended (the "Code") or Section 4001 of the

Employee Retirement Income Security Act, as amended ("ERISA") or their heirs or beneficiaries, whether or not such plans, programs or arrangements are subject to ERISA (the "Employee Plans").  No individual treated by the Company as a leased employee or an independent contractor is entitled to any benefit under any Employee Plan. The Company has delivered to Buyer true and complete copies of all Employee Plans, as they may have been amended to the date hereof, together with all documents,

correspondence and filings relating thereto, including but not limited to any statements, filings, reports or returns filed with any Governmental Entity with respect to the Employee Plans at any time within the three-year period ending on the date hereof.

Except as set forth on Schedule 2.15, the Company has no

"employee benefit plan," within the meaning of Section 3(3) of

ERISA or intended to be qualified under Section 401(a) of the

Code.

            (b)   Neither the Company nor any ERISA Affiliate

has, nor at any time has had, any obligation to contribute to any

"multiemployer plan," as defined in Section 3(37) of ERISA, nor has the Company nor any ERISA Affiliate withdrawn in any complete or partial withdrawal from any multiemployer plan.  No Employee

Plan is a "multiple employer plan" within the meaning of Section

413 of the Code.

            (c)   Each Employee Plan is in compliance in all

material respects with the requirements prescribed by any and all applicable statutes (including ERISA and the Code with respect to each Employee Plan intended to quality under Section 401(a) of the Code), orders, or governmental rules and regulations

currently in effect with respect thereto (including all

applicable requirements for notification to participants or the

Department of Labor, Internal Revenue Service (the "IRS") or

Secretary of the Treasury), and the Company or its ERISA

Affiliates have performed all obligations required to be

performed by them under, are not in default under or violation of, and Seller has no Knowledge of any default or violation by any other party to, any of the Employee Plans.  Each Employee

Plan intended to qualify under Section 401(a) of the Code has received a favorable unrevoked
determination letter with respect to each such Employee Plan from the IRS and no circumstances have occurred that could adversely affect the tax-qualified status of any such Employee Plan.  No event has occurred and no condition exists with respect to any

Employee Plan that has subjected or could subject Buyer or any of its Affiliates to any tax, fine, penalty or other liability

(other than a liability arising in the normal course to make contributions or payments when ordinarily due) which are material in the aggregate.

            (d)   Except as set forth in Schedule 2.15(d), no

Employee Plan is or within the prior six (6) years has been

subject to, and the Company has not violated and no condition exists that could cause the Company to violate the minimum

funding standards of Section 412 of the Code or Part 3 of

Subtitle B of Title I of ERISA.  No Employee Plan is or within the prior six (6) years has been subject to, and the Company has not incurred and no condition exists that could cause the Company to incur any liability under Title IV of ERISA other than for

PBGC premiums.  No "reportable event" within the meaning of ERISA

Sections 4043(c)(1), (2), (3), (4), (5), (6), (7), (8), (10),

(12) or (13) has occurred with respect to any Employee Plan

subject to Title IV of ERISA.  No condition exists on Seller's part with respect to any Employee Plan that would result in

liability to Buyer under Sections 4069 or 4212(c) of ERISA.

Subject to applicable Laws, no provision in any Employee Plan would prevent Buyer from causing the Company to amend, freeze,

terminate or consolidate, at Buyer's option, any Employee Plan after the Closing, in a manner that would not reasonably be

expected to result in a Material Adverse Effect.

            (e)   None of the following now exists or has existed

within the six (6) year period ending on the date hereof with respect to any Employee Plan:  (i) any act or omission by the

Company constituting a violation of Sections 402, 403, 404, 405 or 412 of

ERISA, (ii) any act or omission by the Company which constitutes a violation of Sections 406 and 407 of ERISA and is not exempted by Section 408 of ERISA, or which constitutes a violation of

Section 4975(c) of the Code and is not exempted by Section

4975(d) of the Code, (iii) any act or omission by the Company constituting a violation of Sections 503, 510 or 511 of ERISA, or

(iv) any act or omission of the Company which could give rise to liability under Section 502 of ERISA or under Section 4972 or

Sections 4975 through 4980 of the Code.

            (f)   No Employee Plan that is an "employee welfare

benefit plan" as defined in Section 3(1) of ERISA is a "multiple employer welfare arrangement" as defined in Section 3(40) of

ERISA, nor is any such Plan funded by a "voluntary employees'

beneficiary association" pursuant to Section 501(c)(9) of the

Code or by any other welfare benefit trust.  With respect to any

Employee Plans that are self-insured, no claims have been made pursuant to any such Plan that have not yet been paid (other than claims that are in the normal course of processing) and to the

Knowledge of Seller, no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to such Plan where the liability to Company could in the aggregate with respect to each individual reasonably

expect to exceed $25,000 per year (disclosure to include the amount thereof).  There are no former employees or other persons to whom the Company is providing benefits for any reason, except for coverage under Section 4980B of the Code or Sections 601 through 608 of ERISA ("COBRA" coverage), and the Company has complied with the requirements of such Sections in the past.

            (g)   Each Employee Plan has been maintained in

compliance with its terms in all material respects, and all

contributions, premiums or other payments due from the Company or any of its ERISA Affiliates to (or under) any such

Employee Plan have been fully paid or adequately provided for on the audited SAP Financial Statements for the most recently-ended fiscal year and all contributions, premiums or other payments due from the Company or any of its ERISA Affiliates to (or under) any such Employee Plans for periods ending after the most recently-

ended fiscal year but before the Closing Date have been paid or accrued in accordance with past custom and practices of the

Company.  All accruals thereon (including, where appropriate,

accruals for partial periods) have been made in accordance with

SAP.  There have been no oral or written communications to

employees or former employees of the Company, other than Employee

Plan amendments, summary plan descriptions and summaries of

material modifications previously provided to Buyer, that could materially increase the expense of maintaining the Employee

Plans, either individually or in the aggregate, above the level of expense incurred with respect thereto for fiscal 1996.

            (h)   There is no suit, action, dispute, claim,

arbitration or legal, administrative or other proceeding or

governmental investigation pending, or to the Knowledge of

Seller, threatened, alleging any breach of the terms of any

Employee Plan or of any fiduciary duties thereunder, or any

violation of applicable law with respect to any such Employee

Plan.

     2.16   Employment and Agency Contracts.  Schedule 2.16(a)

lists any contracts, agreements, arrangements (including but not limited to commission structures, vacation policies, change in control agreements, disability benefits, and severance policies)

of the Company and its Subsidiaries which relate in any manner to employment, independent contractor, agency or similar

relationships.  Schedule 2.16(b) separately lists all Company

Employees who are:  (i) actively employed, (ii) actively employed but absent due to illness,
injury, maternity leave, military service, family or medical leave, short-term disability or long-term disability (in each case specifying the reason for such absence); (iii) former

employees who are receiving long-term disability benefits under any Disability Plan, (iv) former employees who are subject to

COBRA; and (v) former employees who have previously satisfied the requirements for retiree, medical, life insurance and/or other benefit coverage under any Employee Plan (in each case specifying the nature of coverage provided to each such former employee).

     2.17   No Changes.  Except as set forth in Schedule 2.17,

since December 31, 1996, there has not been, occurred or arisen any:

            (a)   transaction by the Company except in the

ordinary course of business as conducted during 1996;

            (b)   capital expenditure by the Company, either

individually or in the aggregate, exceeding $50,000;

            (c)   destruction, damage to, or loss of any assets

(including, without limitation, intangible assets) of the Company

(whether or not covered by insurance) which may have a Material

Adverse Effect;

            (d)   labor trouble or claim of wrongful discharge or

other unlawful labor practice or action;

            (e)   change in accounting methods or practices

(including any change in depreciation or amortization policies or rates or any change in capitalization of software development costs) by the Company;

            (f)   revaluation by the Company of any of its assets

other than with respect to its investment portfolio in the

ordinary course of business, consistent with past practices;

            (g)   declaration, setting aside, or payment of a

dividend or other distribution in respect to the shares of the

Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares;

            (h)   increase in the salary or other compensation

payable or to become payable by the Company to any of its

officers, directors or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by the

Company, of a bonus or other additional salary or compensation to any such person, other than increases, declarations or

commitments in the ordinary course of business to employees who are not officers;

            (i)   acquisition, sale or transfer of any asset of

the Company except in the ordinary course of business;

            (j)   amendment or termination of any contract,

agreement, plan or license described in the Company Schedules to which the Company is a party;

            (k)   loan by the Company to any person or entity, or

guaranty by the Company of any loan;

            (l)   waiver or release of any material right or

claim of the Company, including any write-off or other compromise of any account receivable of the Company, except for the

settlement, waiver or release of rights or claims under the

Company's insurance policies or reinsurance agreements in the ordinary course of business, consistent with past practices, and not in excess of policy limits;

            (m)   the commencement or notice or, to Seller's

Knowledge, threat of commencement of any governmental proceeding against or investigation of the Company or its affairs;

            (n)   to the Knowledge of Seller, other event or

condition of any character that has or might reasonably be

expected to have a Material Adverse Effect on the Company;

            (o)   issuance, sale or redemption by the Company of

any of its shares or of any other of its securities;

            (p)   made any policy form or rate filings;

            (q)   (i) cancellation or appointment of any agent

except in the ordinary course of business or (ii) termination of any line of business reflected in the most recent SAP Financial

Statements;

            (r)   any borrowing, assumption, guarantee, or other

liability for debt;

            (s)   any sale, assignment, transfer, pledge,

mortgage or encumbrance of any material part of the Company's assets, properties or rights except in the ordinary course of its business; or

            (t)   agreement by the Company to do any of the

things described in the preceding clauses (a) through (s) (other than the transactions contemplated by this Agreement).

     2.18   Tax and Other Returns and Reports.

            (a)   Tax Returns and Audits.  The Company has

accurately prepared and timely filed all required federal, state,

local and foreign returns, estimates, information statements and reports (including extensions thereof) ("Returns") relating to any and all

Taxes relating or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.  The Company has timely paid all

Taxes required to be paid with respect to such Returns and has withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes the Company is required to withhold.  Schedule 2.18 discloses the accrual for certain of the Company's Taxes as of September 30, 1997.  Within a

reasonable time after Closing, Seller will provide Buyer an

estimate of the amounts necessary to discharge all Taxes due and payable on Returns required to be filed under (i) the Code for periods beginning after January 1, 1997 or (ii) any state or local Law, in both cases for all periods (or the portion of any period) ending on or prior to the Closing Date (the "Closing Tax

Reserve"), which amounts shall be calculated in the ordinary course of business consistent with past practices.  Except as specifically set forth on Schedule 2.18,  the Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company,

nor has the Company executed any waiver of any statute of

limitations on or extending the period for the assessment or collection of any the Tax relating to the Company.  No audit or other examination of any Tax Return of the Company is presently in progress.  Except as specifically set forth in Schedule 2.18,

the Company and Insurance Subsidiary do not have any liabilities for unpaid federal, state, local and foreign Taxes, whether

asserted or unasserted, known or unknown, contingent or otherwise for which adequate provision has not been made in the SAP

Financial Statements or will not be made in the Closing Tax

Reserve and AMCA does not have any liabilities for unpaid

federal, state, local and foreign Taxes, whether asserted or unasserted, known or unknown, contingent or otherwise (including as a result of the inaccuracy of any Return) for which adequate provision has not been made in the SAP Financial Statements or the AMCA Financial Statements, or will not be made in the Closing

Tax Reserve, and Seller has no Knowledge of any basis for the assertion of any such liability attributable to the Company, or any of its assets or operations.  Except as set forth on

Schedule 2.18, the Company is not (and has never been) required to join with any other entity in the filing of a consolidated tax return for federal tax purposes or a consolidated or combined return or report for state tax purposes.  Except as set forth on

Schedule 2.18, the Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.  The Company has provided to Buyer copies of all federal and state income and all state sales, franchise and use Returns for the fiscal years ending December 31, 1994, 1995 and 1996.  There are (and as of

the date immediately following the Closing Date there will be) no

Encumbrances on the assets of the Company relating to or

attributable to Taxes.  The Company has no property which is being sold, conveyed or transferred pursuant to this Agreement which in the hands of Buyer would be treated as being owned by persons other than Buyer pursuant to Section 168(f)(8) of the

Internal Revenue Code of 1954 as in effect immediately prior to the enactment of the Tax Reform Act of 1986, or any analogous provisions of any state law.  None of the Company's assets are treated as "tax-exempt use property" within the meaning of

Section 168(h) of the Code.

            (b)   No Penalty.  The Company is not subject to any

penalty by reason of a violation of any order, rule or regulation of, or a default with respect to any Return, report or

declaration required to be filed with, any Governmental Entity to which it is subject, which violations or defaults, individually or in the aggregate, could have a Material Adverse Effect.

     2.19   Intellectual Property.  The Company owns, is licensed

to use, or has the legal right to use, all patents, trademarks,

trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or currently proposed by the Company to be used in its business as currently conducted or as currently proposed by the Company to be conducted (the "Company

Intellectual Property Rights").  Schedule 2.19 lists all Company

Intellectual Property Rights.  No claims with respect to the

Company Intellectual Property Rights have been asserted or to the

Knowledge of Seller, are threatened by any person, nor are there any valid grounds for any bona fide claim that the Company

infringes on any copyright, patent, trade mark, service mark or trade secret of a third party or against the use by the Company of the Company Intellectual Property Rights.  The Company

Intellectual Property Rights are adequate for the conduct of the

Company's business consistent with past practice.

     2.20   Agreements, Contracts and Commitments.  Except as set

forth on Schedule 2.20, the Company does not have, is not a party to, nor is it bound by:

            (a)   any collective bargaining agreements,

            (b)   any agreements that contain any unpaid

severance liabilities or obligations,

            (c)   any Employee Plan,

            (d)   any employment or consulting agreement,

contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, not terminable by the Company on thirty days notice without liability,

            (e)   agreement or plan, including, without

limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be

accelerated, by the occurrence of any of the transactions

contemplated by this Agreement or the value of any of the

benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

            (f)   any fidelity or surety bond or completion bond,

            (g)   any lease of personal property having a value

individually in excess of $25,000,

            (h)   any agreement of indemnification or guaranty

not entered into in the ordinary course of business,

            (i)   any agreement, contract or commitment

containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any person,

            (j)   any agreement, contract or commitment relating

to capital expenditures and involving future obligations in

excess of $50,000,

            (k)   any agreement, contract or commitment relating

to the disposition or acquisition of assets not in the ordinary course of business, or any ownership interest in any corporation,

partnership, joint venture or other business enterprise,

            (l)   any mortgages, indentures, loans or credit

agreements, security agreements or other agreements or

instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (h) hereof,

            (m)   any distribution, joint marketing or

development agreement, or

            (n)   any other agreement, contract or commitment

which requires an annual payment by any party thereto of $25,000 or more and is not cancelable without penalty within thirty (30)

days.

     The Company has not breached, or received any claim or, to the Knowledge of Seller, threat that it has breached, any of the terms or conditions of any agreement, contract, plan or

commitment described in the Company Schedules to which it is bound in such manner as would permit any other party to cancel or terminate the same.  Each agreement, contract, plan or commitment required to be set forth in any of the Company Schedules is in full force and effect and, except as otherwise specifically

disclosed, is not subject to any material default thereunder of which Seller has Knowledge by any party obligated to the Company pursuant thereto.

     2.21   Litigation.  Schedule 2.21 attached hereto accurately

lists all suits, actions and legal, administrative, arbitration or other proceedings and governmental investigations and all other claims, pending or as to which the Company has received any notice of assertion, and which, individually or in the aggregate,

if adversely determined, could have a Material Adverse Effect;

provided, however, that any claims filed by policy holders in the ordinary course of business and which do not exceed policy limits or assert claims against parties other than the insured, need not be listed.  There is no judgment, decree or order enjoining the

Company in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the

conduct of business of the Company which has had or could

reasonably be expected to have a Material Adverse Effect.  Except for collection, subrogation and salvage proceedings conducted in the ordinary course of business, Schedule 2.21 also lists all suits and legal actions initiated by the Company.

     2.22   Environmental.

            (a)   Hazardous Material.  As of the Closing, no

amount of any substance that is regulated by any Governmental

Entity (including but not limited to the United States, the State of South Carolina and any other state in which the Company has at any time owned, operated, occupied or leased real property) or that has been designated by any Governmental Entity to be or that is radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs,

asbestos, petroleum products, urea-formaldehyde and all

substances listed pursuant to the United States Comprehensive

Environmental Response, Compensation, and Liability Act of 1980,

as amended from time to time, and the United States Resource

Recovery and Conservation Act of 1976, as amended from time to time, the environmental laws of the State of South Carolina and any other state in which the Company has at any time owned,

operated, occupied or leased real property, and any other

applicable laws, as well as the regulations and publications promulgated pursuant to said laws (a "Hazardous Material"), is present in violation of any law in effect on or before the

Closing Date, in, over, on or under any property, including the land and the improvements, air, ground water and surface water thereof, that the Company currently or has at any time owned,

operated, occupied or leased.

            (b)   Hazardous Materials Activities.  At no time

prior to the Closing has the Company handled, transported,

treated, stored, used, manufactured, released or exposed its employees or others to any Hazardous Material in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transferred, sold, or manufactured any product

containing a Hazardous Material (collectively "Hazardous

Materials Activities") in violation of the Comprehensive

Environmental Response,

Compensation and Liability Act of 1980, as amended, the Resource

Conservation and Recovery Act of 1976, the Toxic Substances

Control Act of 1976, or any other applicable local, state or federal acts (including the rules and regulations thereunder) as in effect on or before the Closing Date.

            (c)   Permits.  The Company currently holds no

environmental approvals, permits, licenses, clearances and

consents, and none are necessary for the conduct of the Company's

Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

     2.23   Labor Matters; OSHA.  The Company is in compliance in

all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment,

terms and conditions of employment and wages and hours and

occupational safety and health and employment practices, and is not engaged in any unfair labor practice.  Neither the Seller nor the Company has received notice from any Governmental Entity, or notice of assertion before any Governmental Entity, of any claim,

action or proceeding to which the Company is a party or involving the Company, and there is neither pending nor, to the Knowledge of Seller, threatened any investigation or hearing concerning the

Company arising out of or based upon any such laws, regulations or practices.  There are no pending claims against the Company under any workers compensation plan or policy or for long term disability.  The Company has fully complied with all applicable provisions of Consolidated Omnibus Budget Reconciliation Act of

1985 and has no obligations with respect to any former employees or qualifying beneficiaries thereunder.

     2.24   Insurance.  Schedule 2.24 lists all insurance

policies and fidelity bonds covering the assets, business,

equipment, properties, operations, employees, officers and

directors of the Company as well as all claims made under any insurance policy by the Company since December 31, 1994.  There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or

disputed by the issuers of such policies or bonds.  All premiums payable under all such policies and bonds have been paid and the

Company is otherwise in full compliance with the terms of such policies and bonds.  Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company.  Since January 1,

1991, the Company has never been denied insurance coverage nor has any insurance policy of the Company ever been cancelled for any reason.

     2.25   Compliance with Laws.  (a) The Company holds all

material licenses, franchises, permits and authorizations

("Permits") necessary for the lawful ownership and use of its properties and assets and the conduct of its businesses as they are now being conducted and as currently proposed by the Company to be conducted under and pursuant to Laws relating to the

Company, except for Permits the failure of which to hold would not, individually or in the aggregate, have a Material Adverse

Effect, and the Company is not in violation of any of the above nor has Seller or the Company received notice asserting any such violation, which in either case would have a Material Adverse

Effect.  All such Permits are valid and in good standing and are not subject to any suspension, modification, limitation or

revocation or proceedings relating thereto.  Schedule 2.25 sets forth a complete and accurate list of all states in which the

Company is admitted to write insurance, including the type of each such license (including all limitations and restrictions thereon) and the issuance date and expiration date for each such license.

            (b)   The Company is in compliance with each Law

relating to it or any of its material assets, properties or

operations, except where noncompliance with any such Law would not, individually or in the aggregate, have a Material Adverse

Effect.

            (c)   Except for normal examinations conducted by any

Governmental Entity in the regular course of the business of the

Company, no Governmental Entity has, to the Knowledge of Seller,

initiated any proceeding with respect to or investigation into the business or operations of the Company.

            (d)   The Company (i) is an authorized insurer (on

either an admitted or non-admitted basis) in each state in which it presently writes insurance for the type of insurance it

presently writes in such states and (ii) meets all statutory and regulatory requirements of all Governmental Entities which have jurisdiction over it to be an authorized insurer on either an admitted or non-admitted basis, except where the failure to meet such requirements would not have a Material Adverse Effect.  All policy form and rate filings required to be made by the Company have been made and are up to date and all policies which have been written or are currently being written as of the date

hereof, to the extent required by applicable laws, are on forms approved by the insurance regulatory authority of the

jurisdiction where issued or have been filed with and not

objected to by such authority within the period provided for objection, except where the failure to make such filing or obtain such approval would not have a Material Adverse Effect.

     2.26   Binding Agreements; No Default.  Each of the

contracts, agreements and other instruments listed on the Company

Schedules to which the Company is a party is a legal, binding, and enforceable obligation by or against the

Company (subject to all applicable bankruptcy, insolvency,

reorganization and other laws applicable to creditors' rights and remedies and to the exercise of judicial discretion in accordance with general principles of equity).

     2.27   FIRPTA.  The Company is not, and has not been at any

time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     2.28   Reserves.  Except as set forth on Schedule 2.28, all

statutory reserves reflected in the Audited SAP Financial

Statements for the year ended December 31, 1996 were determined in accordance with SAP and generally accepted actuarial

assumptions and meet the requirements of the insurance laws of the State of South Carolina and each other applicable

jurisdiction, except where the failure to meet such requirements would not have a Material Adverse Effect.  Subject to the terms,

conditions and limitations of this Agreement, Seller and Buyer agree that the sole remedy of Buyer with respect to the adequacy or sufficiency of such statutory reserves after the Closing Date

(but not with respect to any breach of the representations and warranties in this paragraph) shall be the reserve adjustment provided for in Exhibit A hereto.

     2.29   Portfolio Investments.  Seller has previously

delivered to Buyer true and complete lists as of June 30, 1997,

of all assets held in the investment portfolios of the Company and its Subsidiaries.

     2.30   Officers and Directors.  Schedule 2.30 contains a

complete and accurate list of all officers and directors of the

Company and its Subsidiaries.

     2.31   Representations Complete.  None of the

representations or warranties made by Seller, nor any statement made in any Schedule, Exhibit or certificate furnished by the

Company or Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact at the Closing

Date, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.



                          ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF BUYER AND GNC

     A.     Buyer Representations and Warranties:  Buyer has

prepared certain schedules which are attached hereto and

incorporated by reference herein (the "Buyer Schedules").  Buyer represents and warrants to Seller that:

     3.1    Organization, Existence, Standing and Authority of

Buyer.  Buyer has been duly organized and is validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to execute and

deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

     3.2    Execution and Delivery.  This Agreement has been duly

executed and delivered by Buyer.  Subject to the satisfaction or waiver of the conditions specified in Article VII hereof, the execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by all requisite corporate action on the part of Buyer.  The agreements of Buyer contained herein constitute the valid and binding obligations of Buyer,

enforceable against Buyer in accordance with its terms.

     3.3    Consents, Waivers and Approvals.  The execution and

delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation of the

transactions contemplated hereby do not require Buyer or any

Affiliate of Buyer to obtain any consent, waiver, approval or action of, or make any filing with or give any notice to, any corporation, person or firm or any public, governmental or

judicial authority except for:  (i) those listed in Schedule 2.3 hereto, (ii) such filings as may be required under the HSR Act,

and (iii) Form A filings with, notices to or orders from the insurance regulatory departments of the State of South Carolina and such other jurisdictions as may be required by law.

     3.4    Investment Purpose.  The Shares to be acquired by

Buyer under the terms of this Agreement will be acquired for its own account for the purpose of investment only and not with a view to the public resale or public distribution of all or any part of the Shares.  Buyer agrees that it will refrain from

transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to violate the Securities Act of 1933, as amended, or of any applicable state securities law regulating the disposition thereof.

     3.5    Brokers and Consultants.  All negotiations relative

to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller, without the

intervention of any person on behalf of Buyer in such manner as to give rise to any claim by any person against Buyer, Seller or the Company for a finder's fee, brokerage fee, commission or similar payment.

     3.6    No Violation.  Neither the execution and delivery of

this Agreement nor the consummation of the transactions

contemplated hereby will (a) violate any provision of the

Articles of Incorporation or By-Laws of Buyer; (b) violate,

conflict with, constitute a
default (or an event which, with or without notice, lapse of time or both, or the occurrence of any other event, would constitute a default) under, result in the termination of, accelerate the performance required by, cause the acceleration of the maturity of any debt or obligation pursuant to any contract, agreement or commitment to which Buyer is a party or by which Buyer is bound,

or to which the property of Buyer is subject, or (c) violate any

Law except, in the case of clauses (b) and (c) above, for such violations, conflicts, defaults, terminations or accelerations which would not adversely affect the validity or enforcement of this Agreement, consummation by Buyer of the transactions

contemplated hereby, or compliance with the terms hereof by

Buyer.

     3.7    Investment Company.  Buyer is not an investment

company subject to registration and regulation under the

Investment Company Act of 1940, as amended.

     3.8    Pending Suits and Proceedings.  There are no actions,

suits, claims or investigations pending or, to the Knowledge of

Buyer, threatened, nor any legal, administrative or arbitration proceedings pending or, to the Knowledge of Buyer, threatened,

nor is there any outstanding order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, against or affecting Buyer which would adversely affect the validity or enforcement of this Agreement, consummation by Buyer of the

transactions contemplated hereby, or compliance with the terms hereof by Buyer.

     3.9    Payment of Purchase Price.  Buyer has, and will have

on the Closing Date, unrestricted cash funds or available funds under its lines of credit sufficient to pay the Purchase Price.

     3.10   Financial Statements.  A true and complete copy of

Buyer's annual audited financial statement for the year ended

December 31, 1996 (the "Buyer's Financial

Statement") has been provided by Buyer to Seller.  Buyer's

Financial Statement was prepared in accordance with SAP applied on a basis and in a manner consistent with prior periods except as disclosed in the footnotes thereto, and fairly presents, in all material respects, the financial position, results of

operations and cash flows of Buyer as of the date and for the period therein indicated in conformity with SAP.

     3.11   Conduct of Business.  Since December 31, 1996, there

has not been any change or changes in the business, properties,

results of operation or financial condition of Buyer which,

individually or in the aggregate, could adversely affect the validity or enforceability of the Agreement, consummation of the transactions contemplated hereby, or compliance with the terms hereof by Buyer.

     3.12   Disclosure.  None of the representations or

warranties made by Buyer nor any statement made in any Schedule,

Exhibit or certificate furnished by Buyer pursuant to this

Agreement, contains or will contain any untrue statement of a material fact at the Closing Date, or omits or will omit at the

Closing Date to state any material fact necessary in order to make the statements contained therein, in the light of the

circumstances under which made, not misleading.

     B.     GNC Representations and Warranties:  GNC represents

and warrants to Seller that:

     3.13   Organization, Existence, Standing and Authority of

GNC.  GNC has been duly organized and is validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to execute and deliver the Documents and to perform its obligations thereunder and to consummate the transactions contemplated thereby.

     3.14   Execution and Delivery.  This Agreement has been duly

executed and delivered by GNC.  Subject to the satisfaction or waiver of the conditions specified in Article VII hereof, the execution, delivery and performance of the Documents by GNC has been duly and validly authorized by all requisite corporate

action on the part of GNC.  The agreements of GNC contained in the Documents constitute, or upon execution and delivery thereof,

shall constitute the valid and binding obligations of GNC,

enforceable against GNC in accordance with their terms.

     3.15   Consents, Waivers and Approvals.  The execution and

delivery of the Documents by GNC, the performance by GNC of its obligations thereunder and the consummation of the transactions contemplated thereby do not require GNC to obtain any consent,

waiver, approval or action of, or make any filing with or give any notice to, any corporation, person or firm, or any public,

governmental or judicial authority except those listed on

Schedule 2.3 hereto.

     3.16   No Violation.  Neither the execution and delivery of

the Documents nor the consummation of the transactions

contemplated thereby will (a) violate any provision of the

Articles of Incorporation or By-Laws of GNC; (b) violate,

conflict with, constitute a default (or an event which, with or without notice, lapse of time or both, or the occurrence of any other event, would constitute a default) under, result in the termination of, accelerate the performance required by, cause the acceleration of the maturity of any debt or obligation pursuant to any contract, agreement or commitment to which GNC is a party or by which GNC is bound, or to which the property of GNC is subject, or (c) violate any Law except, in the case of clauses

(b) and (c) above, for such violations, conflicts, defaults,

terminations or accelerations which would not adversely affect the validity or enforcement of the Documents, consummation by GNC of the transactions contemplated thereby, or compliance with the terms thereof by GNC.

     3.17   Disclosure.  None of the representations or

warranties made by GNC nor any statement made in any Schedule,

Exhibit or certificate furnished by GNC pursuant to the

Documents, contains or will contain any untrue statement of a material fact at the Closing Date, or omits or will omit at the

Closing Date to state any material fact necessary in order to make the statements contained therein, in the light of the

circumstances under which made, not misleading.



                           ARTICLE IV

                     INTERIM PERIOD CONDUCT

     Seller agrees to cause the Company and its officers,

directors and employees, except as otherwise consented to in writing by Buyer prior to the Closing Date, to comply with the following provisions:

     4.1    Regular Course of Business of the Company.  Except as

otherwise permitted or restricted by this Agreement, Seller shall cause the Company to use its best efforts to maintain in effect all regulatory approvals and authorizations which are required to carry on the Company's business as now being conducted.

     4.2    Pre-Closing Activities of the Company.  Except as (a)

required by the Documents, (b) as permitted in writing by Buyer,

or (c) as set forth on Schedule 4.2, which is attached hereto and incorporated herein by this reference, the Company will not:

            (i)   create, authorize, issue, sell or deliver any

of its capital stock, bonds or other of its securities or grant or otherwise issue any options, warrants or other rights with respect thereto, or split, combine or reclassify any of its capital stock, or enter into any contract or commitment to do any of the foregoing;

            (ii)  incur, assume, guarantee or otherwise become

liable with respect to any indebtedness for money borrowed,

except indebtedness in the ordinary course of its business, or make any payment or prepayment with respect to any obligation for money borrowed, except as required by the terms thereof;

            (iii) declare, set aside or make any payment of any

dividend or other distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company;

            (iv)  sell, assign, transfer or otherwise dispose of,

or pledge, mortgage or otherwise encumber, any material part of its assets, properties or rights except in the ordinary course of its business;

            (v)   amend its Articles of Incorporation or By-Laws

or take any action with respect to any such amendment;

            (vi)  make any capital expenditures, capital

additions or capital improvements in excess of $25,000;

            (vii) enter into or amend, or cause or permit any

Affiliate to enter into or amend, any compensation arrangements,

including for the issuance of equity securities, with any key employees, officers, directors, agents or independent contractors of the Company outside of the ordinary course of business;

            (viii)       hire or terminate any employee with

annual compensation in excess of $60,000 per year or any

independent contractor or terminate the services of any

independent agent;

            (ix)  solicit, encourage or negotiate any Acquisition

Proposal or supply any non-public information concerning the

Company's business, properties or assets to anyone other than as required in the ordinary course of its business, or permit any

Affiliate to do the same;

            (x)   increase the salary or wages of any Company

Employees except in the ordinary course of its business

consistent with past practices, or increase the salary or wages of any Company Employee with annual compensation in excess of

$60,000 per year;

            (xi)  make any policy form or rate filings other than

(x) those set forth on Schedule 4.2(xi), which is attached hereto and incorporated by reference herein, (y) form filings in the ordinary course of business and (z) rate filings in any state which if approved and implemented would not increase or decrease rates in such state by more than 5%, and which, to the extent such filings represent rate decreases, have been presented along with supporting documentation to Buyer at least 20 days prior to filing;

            (xii) seek to obtain a new license to conduct

business in any state, except as set forth on Schedule 4.2(xii),

which is attached hereto and incorporated by reference herein;

            (xiii)       except with regard to claims disputes

and subrogation, salvage and other recovery actions in the

ordinary course of its business, commence any material litigation or arbitration;

            (xiv) except as required by Law or SAP, make any

changes in its accounting principles, methods or practices;

            (xv)  grant any increase in or otherwise modify in

any material manner the compensation of senior officers or

terminate any senior officer, except for dismissal for cause;

            (xvi) purchase or acquire any assets in or for the

Company's investment portfolios other than securities with short-

term maturities or as may be necessary to conduct its business in the ordinary course consistent with the Company's current

investment practices;

            (xvii)       amend any Employee Plan to materially

increase the expense of maintaining such Plans or arrangements,

individually or in the aggregate;

            (xviii)      take any action outside the ordinary

course of business and/or inconsistent with past practices of the

Company that might reasonably be expected to have a Material

Adverse Effect.

     4.3    List of Depositories and Bank Balances.  The Company

shall furnish to Buyer at Closing a list, certified by its

treasurer, which contains the names of all banks and other

institutions which are depositories of its funds and securities,

the names of all persons authorized to draw or sign checks or drafts upon, or to give instructions with respect to, the

accounts established in said banks and other institutions, and the names and locations of any institutions in which the Company has safe deposit boxes, the names of the persons having access thereto and the contents thereof.

     4.4    Investigation by Buyer.  Buyer may, prior to the

Closing Date, make or cause to be made such reasonable

investigation of the business, operations, assets, properties and legal and financial condition of the Company as Buyer deems

necessary or advisable; provided, however, that no such

investigation shall unduly interfere with the normal operations of the Company. Seller agrees to cause the Company to permit Buyer or its authorized representatives to have, after the date hereof and until the Closing Date, full access to the books and records of the Company during customary business hours.

Seller and the Company and their respective officers will furnish

Buyer with such financial and operating data and other

information with respect to the business, operations, assets,

properties and legal and financial condition of the Company as

Buyer shall reasonably request.

     4.5    Employee and Agent Communications or Meetings.

Seller shall not permit the Company (or its officers, directors and employees) to communicate with its employees, whether in writing or in person, regarding the transactions contemplated by this Agreement and any ramifications thereof, without first

consulting with Buyer regarding any proposed communication or meeting, obtaining Buyer's prior written approval of any written communication (including intra- or internet communications), and ensuring that representatives of Buyer are present at any meeting or on any teleconference relating to the transaction.  Seller shall cause the Company (and its officers, directors and

employees) to notify and consult with Buyer in advance of any communications or meeting with the Company's agents regarding the transactions contemplated by this Agreement and any ramifications thereof, and Buyer shall have the opportunity to attend or

approve of any such meeting or communications in advance.



                           ARTICLE V

                      COVENANTS OF SELLER

     Seller covenants and agrees that:

     5.1    Interference with Business.  Except as specifically

approved in writing by Buyer, Seller will not, at any time before or after the Closing seek to, or, except as required by Law,

assist anyone else, including the Company and its officers,

directors, employees and agents, to (i) replace or rewrite any policies of the Company with policies of any other insurer, or

(ii) induce or encourage any policyholder of the Company to

cancel or not renew a policy with the Company.  Seller will take all reasonable actions to assist or otherwise enable Buyer and the Company to obtain the full benefit of any renewal of all insurance policies in effect on the Closing Date.

     5.2    Employee Matters.  Seller agrees that, without

Buyer's prior written consent, neither it, nor any of its

Affiliates will solicit, initiate any attempt to hire, or

otherwise encourage the resignation of any employee, agent or independent contractor of the Company from the date of execution of this Agreement until two (2) years following the Closing.

     5.3    Leases.  Seller's rights and obligations as

(i) lessee under the lease of the Company's facilities and real estate dated December 15, 1992, and all amendments and addendums thereto, by and between MMI (SC) QRS II-II, Inc., as lessor (the

"Landlord"), and Seller, as lessee, will be assigned to GNC by

Seller effective as of the Closing Date, and (ii) sublessor under the sublease of Company's facilities and real estate, dated

December 15, 1992, and all amendments and addendums thereto, by and between Seller, as sublessor, and the Company, as sublessee,

will be assigned to GNC by Seller effective as of the Closing

Date, all pursuant to that certain Assignment of Leases and

Assumption Agreement attached hereto as Exhibit B and

incorporated herein by this reference ("Assignment of Leases").

GNC and Buyer agree to use good faith efforts to cooperate with

Seller in any negotiations
between Seller and the Landlord if Seller desires to be relieved from its obligations and liabilities to Landlord under the Lease or Sublease; provided that neither Buyer nor GNC shall be required to assume or undertake any additional obligations or liabilities under the Lease or Sublease as a result of this provision.

     5.4 Severance Payments. Seller shall indemnify and hold the Company harmless from: (i) all payments made by the Company under any change of control agreements with Company Employees (other than any employee who has received notice of termination, whether oral or written, prior to the date of this Agreement), and (ii) all payments made by the Company under any severance policy or arrangement of Seller or the Company with respect to Company Employees who are subject to change of control agreements referenced in paragraph (i) (other than any employee who has received notice of termination, whether oral or written, prior to the date of this Agreement), whether or not in writing, in either case which are due or may become payable as a result of the transactions contemplated by this Agreement or at any time prior to expiration of any such agreement or arrangement; provided that Seller shall not be liable for any bonus payments that may be due under the change of control agreements to the extent such bonus amounts were declared by the Company after the Closing Date; and further provided, all amounts owed by Seller to the Company under this Section 5.4 shall be adjusted to take into account any net Tax cost or benefit (including as a result of any deductions permitted or required by Section 280(G) of the Code) realized by Buyer and/or the Company arising from any payments made by the Company to Company Employees or former Company Employees under this Section 5.4.

                           ARTICLE VI

     COVENANTS OF BUYER AND SELLER

     6.1    Regulatory Approvals; Third Party Consents.  (a)

Seller and Buyer shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits,

consents, approvals, waivers and authorizations of all third parties and Governmental Entities which are necessary or

advisable to consummate the transactions contemplated by this

Agreement.  Seller and Buyer will have the right to review in advance, and will consult with the other on (in each case subject to Laws relating to the exchange of information) all the

information relating to Seller, the Company or Buyer, as the case may be, and any of their respective Affiliates, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however,

that nothing contained herein shall be deemed to provide either party with a right to review any information which does not

pertain to the Company and which is provided to any Governmental

Entity on a confidential basis in connection with the

transactions contemplated hereby.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

The party responsible for a filing as set forth above shall

promptly deliver to the other party evidence of the filing of all applications, filings, registrations and notifications relating thereto and any supplement, amendment or item of additional information in connection therewith.  The party responsible for a filing shall also promptly deliver to the other party a copy of each material notice, order, opinion and other item of

correspondence received by such filing party from any

Governmental Entity in respect of any such application.  In

exercising the foregoing rights and obligations, Seller and Buyer shall act reasonably and as promptly as practicable.

     Without limiting the generality of the foregoing, Buyer

shall use its best efforts to cause Form A filings to be made with the insurance departments of the State of South Carolina and such other states as may be required by law, with respect to the transactions contemplated hereby not later than fifteen (15)

calendar days after the execution of this Agreement.  Buyer and

Seller, as the case may be, shall promptly make any and all other filings, notices and submissions of information with such

insurance departments which are required or requested by such insurance departments in order to obtain the approvals required by such insurance departments to consummate the transactions contemplated hereby.  Seller and Buyer agree to furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of such filings or submissions.  Buyer and Seller shall keep each other fully apprised of its actions with respect to all filings and submissions and shall provide the other with copies of such filings and submissions.

            (b)   Seller and Buyer shall, upon request, furnish

each other with all information concerning themselves, their

Affiliates, directors, officers and stockholders and such other matters as may reasonably be necessary in connection with any statement, filing, notice or application made by or on behalf of

Buyer, Seller, the Company or any of their respective Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement (except to the extent that such information would be, or relates to

information that would be, filed under a claim of

confidentiality).

            (c)   Seller and Buyer shall promptly advise each

other upon receiving any communication from any Governmental

Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

     6.2    Further Assurances.  Each of the parties hereto

shall, and shall use its best efforts to cause their respective employees, professionals and representatives to, execute such documents and other papers and perform such further acts as may reasonably be required to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall, on or prior to the Closing Date, use all reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates,

instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.  From time to time following the Closing, each of the parties hereto shall,

without additional consideration, execute and deliver such

further instruments and take such further actions as may

reasonably be requested by the other to make effective the

transactions contemplated by this Agreement.

     6.3    Notification of Certain Matters.  Each party shall

give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event or existence of any fact or

condition that has caused or could reasonably be expected to cause any of its
representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date,

and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

     6.4    Employees and Employee Plans.

            (a)  General.

                 (i)    No provision of this Agreement shall be

     construed to prohibit the Company from having the right, at any time before or after the Closing, to terminate the

     employment of any Company Employee, with or without cause,

     or to prohibit Buyer or the Company from electing to amend,

     modify, consolidate or terminate any Employee Plan after

     the Closing; provided that Seller shall have no liability

     on account of such actions by Buyer or the Company; and

     further provided, that Buyer is not assuming and shall have no liability as a result of Seller's breach of any

     representation, warranty or covenant in this Agreement

     relating to such matters.

                 (ii)   Service by Company Employees with the

     Company, Seller or any of their Affiliates shall be

     recognized under each employee benefit plan (within the

     meaning of Section 3(3) of ERISA) established, maintained

     or contributed to by Buyer, the Company or any of their

     Affiliates after the Closing for the benefit of any Company

     Employee for purposes of (1) eligibility to participate and

     (2) vesting, but in no event shall such service be taken

     into account in determining the accrual of benefits under

     any such employee plan.

            (b)   Defined Benefit Plan.  The defined benefit plan

maintained by the Company ("Defined Benefit Plan") shall be

terminated or frozen, at Buyer's election, effective as of the date requested by Buyer.  Seller shall cause the Company to

provide all required notices to and filings with Company

Employees, the IRS and the Pension Benefit Guaranty Corporation

("PBGC") within the required statutory period to effect the

termination or freezing of the Defined Benefit Plan, and to take all other actions, including amendments to such Plan, required to effect such termination or freezing which can be accomplished prior to Closing.  Buyer shall have the opportunity to review and approve all notices, amendments and filings within a reasonable time prior to the Company's filing or giving of such notices,

amendments or filings.  Seller shall have prepared and deliver to

Buyer prior to Closing an opinion of Seller's actuarial

consultant (who shall be reasonably acceptable to Buyer) as to whether or not the Defined Benefit Plan is or will be fully

funded in the event that (i) the plan is terminated, (ii) the plan is frozen, and (iii) the plan is continued in effect.  Such opinion shall also estimate the dollar amount of any liability under the plan for each such assumption, and shall be dated as of a date no more than fifteen (15) days prior to the Closing Date.

Seller shall have no liability for terminating or freezing the

Defined Benefit Plan pursuant to Buyer's election, and Buyer shall have no liability for any breach of the representations and warranties set forth in Section 2.15 or Seller's covenants in this Section 6.4.

            (c)   Accrued Vacation and Sick Leave; Severance

Policy.  Each Company Employee shall be entitled to carry over a total of 112.5 hours of combined accrued vacation and sick leave from calendar year 1997 to calendar year 1998.  Any additional accrued sick leave shall be forfeited by the Company Employees.

Any additional
accrued vacation shall be paid by the Company to Company

Employees by December 31, 1997.  The Company's severance policy,

as described in Schedule 2.15 of this Agreement, shall be

retained by Buyer until December 31, 1998, at which time all rights under the Company's policy shall terminate, and all

Company Employees thereafter shall become subject to Buyer's severance policy, as it may be in effect from time to time.

Buyer agrees that Seller shall have no liability for any claims raised by any Company Employee or former Company Employee which relate to the forfeiture or termination of the rights or benefits described herein or which otherwise are based on the actions of the Company or Buyer after the Closing Date; provided that Buyer is not assuming and shall have no liability as a result of

Seller's breach of any representation, warranty or covenant in this Agreement relating to such matters.

            (d)   Maintenance of Other Employee Plans.  In

Buyer's sole discretion, Buyer may elect to maintain the

Company's existing defined contribution plan, cafeteria plan,

medical plan, dental plan, dependent care plan, medical expense reimbursement plan or other plans in which Company Employees participate for such period of time as Buyer deems necessary or desirable, so long as the Buyer's maintenance of such plans

complies with applicable Law.

            (e)   Further Assurances.  Seller and Buyer agree to

cooperate to carry out the duties and responsibilities contained in this Section 6.4.  In addition, Seller agrees to make

available to Buyer such information as Buyer may reasonably

request to facilitate the determination of (i) the period of service of any Company Employee with the Company, the Seller or any of their Affiliates prior to the Closing Date,

(ii) individual service accruals and salary histories of Company

Employees, and (iii) such other information as Buyer may reasonably request to carry out the provisions of this Section

6.4.  Buyer agrees that it shall treat Company Employees in

substantially the same manner (in Buyer's reasonable judgment) as it treats its other employees with respect to matters relating to employee benefits, except to the extent specifically provided otherwise in this Section 6.4.

     6.5    Tax Matters.

            (a)   Section 338(h)(10) Election.

                  (i)    Seller and Buyer covenant and agree to,

and agree to cause the Company to, make the election pursuant to

Section 338(h)(10) of the Code and the regulations promulgated thereunder, and to take all necessary and appropriate actions to effectuate the foregoing and to accurately report to applicable

Governmental Entities consistent therewith.  In particular, and not by way of limitation, in order to effect such election,

Seller, the Company and Buyer shall jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments reasonably determined by the parties to be required to be filed therewith pursuant to the Code on the earlier of:  (i) twenty

(20) days after the date Seller and Buyer agree on the allocation of Purchase Price under paragraph (ii), below, (ii) twenty (20)

days after the date the Independent Accounting Firm makes its determination of such allocation under paragraph (ii), below, or

(iii) the date which is eight and one-half (8-1/2) months after the Closing Date.  In connection therewith, Seller and Buyer covenant and agree that the allocation among the assets of the

Company shall be determined within such period as follows:

                  (ii)   Buyer and Seller will cooperate with

each other and jointly allocate the Purchase Price and any post-

closing adjustments thereto among the assets of the Company.

Such allocation shall be made in good faith and in accordance with Section

338(h)(10) of the Code.  Seller, the Company and Buyer shall be bound by the allocation determined in accordance with this

Section and shall prepare and file all Returns in accordance with

Section 6.5(b) below.  In the event Seller and Buyer cannot,

despite good faith efforts, agree on such allocation within one hundred twenty (120) calendar days after Closing, the matter shall be referred to KPMG Peat Marwick (the "Independent

Accounting Firm") by either Buyer and Seller within five (5)

Business Days after the end of such one hundred twenty day

period.  Buyer and Seller agree to execute, if requested by the

Independent Accounting Firm, a reasonable engagement letter, and the fees and expenses of the Independent Accounting Firm retained pursuant to this Section 6.5 shall be paid one-half by Buyer and one-half by Seller.  The Independent Accounting Firm shall,

acting as an arbitrator, determine an appropriate allocation of the Purchase Price and any post-closing adjustment thereto among the assets of the Company pursuant to Section 338(h)(10) of the

Code.  Buyer and Seller shall use their best efforts to cause the

Independent Accounting Firm to render its determination as soon as practicable, and each shall cooperate with such firm and

provide such firm with reasonable access to its books and records and such other information as such firm may require in order to render its determination.  Such determination shall be made by the Independent Accounting Firm within thirty (30) calendar days of its selection, shall be set forth in a written statement

delivered to Buyer and Seller, and shall be final, binding and conclusive.

                  (iii)  Seller and Buyer covenant and agree to

report this transaction for all domestic tax purposes in each and every respect in a fashion consistent with the allocation

determined pursuant to Section 6.5(b).  If the allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party. Seller and Buyer shall cooperate with each other in resolving such dispute and shall not settle such dispute or make filings or other submissions with such taxing authority without obtaining the other party's consent to the terms of such filings, submissions or settlement, which consent shall not be unreasonably withheld.

            (b)   Tax Returns.

                  (i)    Seller and Buyer shall (i) each provide

the other, and Buyer shall cause the Company to provide Seller,

with such assistance as may reasonably be requested by any of them in connection with the preparation of any Return, or the conduct of any audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes; (ii) each retain and provide the other, and Buyer shall cause the Company to retain and provide Seller with, any records or other information that may be relevant to such Return,

audit or examination, proceeding or determination; and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period.  Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain, and Seller shall retain, until the applicable statute of limitations

(including any extensions) have expired, copies of all Returns,

supporting work schedules, and other records or information that may be relevant to such Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same at the cost of such other party.

                  (ii)   Except to the extent reflected in

reserves established in the most recent SAP Financial Statements or in the Closing Tax Reserve, Seller is responsible for all Taxes due and payable on Returns required to be filed under the Code or any state or local Law for all periods ending on or before the Closing Date.  Buyer shall prepare all

Tax returns with respect to the Company, for all periods

commencing on or after January 1, 1997, prior to and ending on the Closing Date and shall deliver to Seller, no later than July

1, 1998, a copy of such Returns for Seller's review and for

filing with the appropriate Governmental Entities.  Seller shall provide notice to Buyer within ten (10) business days after

receipt thereof of any dispute regarding such Return and the parties shall cooperate in good faith to resolve any such

dispute.  In the event of any dispute regarding any item shown on any such Return, Seller shall not, without Buyer's consent (which shall not be unreasonably withheld) prepare such Return in a manner which is not reasonably satisfactory to Buyer.  Seller shall reimburse Buyer for fifty percent (50%) of Buyer's

reasonable out-of-pocket expenses (which aggregate expenses of

Buyer may not exceed $10,000), incurred in preparing any such

Return for periods ending on or before the Closing Date.  Buyer is responsible for all Taxes, and for preparing and filing all

Returns with respect to the Company (and expenses related

thereto), for all periods commencing on or after the Closing

Date.  Any refunds, credits or overpayments of Taxes in respect of Returns with respect to the Company filed for all periods ending on or before the Closing Date shall be for the account of

Seller.  Any refunds, credits or overpayments of Taxes in respect of such Returns filed for all periods commencing on or after the

Closing Date and ending thereafter shall be for the account of the Company.  To the extent either the Company or Seller is

obligated to pay to the other any amounts received as a result of adjustments to estimated reserves or accruals for Taxes, or as a result of refunds, credits or overpayments as described above, such payments shall be made pursuant to procedures set forth in the Termination Amendment to the Tax

Allocation Agreement between Seller and the Company.

                  (iii)  For any Tax period that begins on or

before and ends after the Closing Date (a "Straddle Period"), for purposes of apportioning a Tax to the portion of such Tax period that ends on the Closing Date, the parties shall treat the

Closing Date as the last day of such period; and the Tax for the

Tax period that is allocated to the portion of the Tax period ending on the Closing Date shall be (i) in the case of a Tax that is based on income or gross receipts, the Tax that would be due with respect to the period ending on (and including) the Closing

Date, based on actual operations of the Company during such

period as shown on its records, and (ii) in the case of a Tax that is not based on income or gross receipts (e.g., real estate or franchise tax), the total Tax for the Straddle period

multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the total number of days in the

Straddle Period.

            (c)   Tax Allocation Agreement; Code Section

338(h)(10) Elections.  The Tax Allocation Agreement dated May 29,

1991, by and between Seller and, among others, the Company, shall be terminated pursuant to the Termination Amendment to the Tax

Allocation Agreement, effective as of the Closing, subject to

Buyer's consent to the terms of such termination, which consent shall not be unreasonably withheld.  Any resulting accruals or adjustments in respect of the Taxes of the Company shall be

settled as of the Closing Date.  No new elections with respect to taxes or any changes in current elections with respect to Taxes affecting the Company shall be made after the date of this

Agreement without prior written consent of Buyer, which consent shall not be unreasonably withheld.

Seller shall not take any action, or cause or permit the Company to take any action, which could prohibit the making of a valid

Section 338(h)(10) election with respect to the transaction

contemplated herein.

            (d)   Participation in Tax Examinations.  Seller and

Buyer shall provide to each other notice within ten (10) days of receipt of any audit or similar investigation or proceeding in which the IRS or any other Governmental Entity makes or proposes to make a Tax adjustment to any Tax period which includes any period up to the Closing Date.  Seller shall control any such proceeding as to the pre-Closing Date periods, and Buyer shall control any such proceeding as to periods commencing on or after the Closing Date; provided that, with respect to any such audit,

the other party or its representative shall have the right, at its expense, to participate in any such audit or similar

investigation.  The parties agree that they will not settle,

compromise or agree to any Tax adjustment which affects or could affect the other party's tax liability without the prior written consent of the other party, which consent shall not be

unreasonably withheld.  The parties agree to cooperate with each other for the purposes of any audit or similar investigation,

which cooperation shall include, but not be limited to (i)

providing all relevant information that is available to Buyer,

Seller and/or the Company, as the case may be, with respect to such audit or investigation, (ii) making personnel available at reasonable times, and (iii) preparation of responses to requests for information, provided that the foregoing shall be done in a manner so as to not interfere unreasonably with the conduct of business by Buyer, Seller or the Company, as the case may be.

     6.6    Preparation of GAAP Financial Statements.  Seller

agrees to (i) cause the Company to use its best efforts to

prepare consolidated financial statements (balance sheets, income statements and statements of cash flows) of the Company

(the "GAAP Financial Statements") as of and for the fiscal years ending December 31, 1994, 1995 and 1996, and as of and for the

fiscal quarters ending March 31, June 30 and September 30, 1997,

and (ii) permit the GAAP Financial Statements to be audited by

Buyer's independent auditors, if requested by Buyer.  Buyer

agrees to use its best efforts to assist the Company in its

preparation of the GAAP Financial Statements.

     6.7    Updating Schedules.  In connection with the Closing,

Seller and Buyer will promptly supplement or amend the various

Schedules to this Agreement to reflect any matter which, if

existing, occurring or known on the date set forth or discussed in such Schedules should have been so disclosed, or which is necessary to correct any information in such Schedules which was or has been rendered inaccurate thereby; provided, however, that for the purpose of determining the rights and obligations of the parties under this Agreement, any such supplemental or amended disclosure by any party shall not be deemed to have been

disclosed as of the date hereof, to constitute part of, or an amendment or supplement to, such party's Schedules or to cure any breach or inaccuracy of a representation or warranty unless so agreed to in writing by the other party, which agreement shall not be unreasonably withheld if such supplemental or amended disclosure is not reasonably likely, individually or in the

aggregate, to result in a Material Adverse Effect.

     6.8    Access to Records.  From and after the Closing Date,

Buyer shall provide and shall cause the Company and each

Subsidiary to provide to Seller and its representatives, counsel,

accountants, agents and employees reasonable access (including the right to make copies at Seller's expense) during customary business hours to all books, files, records, documents and

personnel relating to the operations of the Company and each

Subsidiary prior
to the Closing, including any matter for which Seller may have an indemnification obligation under Article XI hereof, and Buyer shall and shall cause the Company to reasonably assist Seller and its representatives, counsel, accountants, agents and employees in performing all appropriate investigations, inspections or other examinations with respect to such books, files, records,

documents and personnel of the Company and each Subsidiary as may reasonably be requested by Seller.



                          ARTICLE VII

               CONDITIONS TO OBLIGATIONS OF BUYER

     7.1    General.  Except as may be waived in writing by

Buyer, the obligation of Buyer to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, prior to or concurrently with the Closing, of each of the conditions set forth in this Article VII.

     7.2    Performance.  Seller shall have complied with and

performed in all material respects the terms, conditions, acts,

undertakings, covenants and obligations required by the Documents to be complied with and performed by Seller on or before the

Closing Date, and Buyer shall have received from Seller at the

Closing a currently dated certificate signed by the President or an authorized Vice President of Seller to the foregoing effect.

     7.3    Representations and Warranties True as of Closing

Date.  All representations and warranties of Seller set forth in this Agreement shall be true and correct on and as of the Closing

Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; provided that (a) any
representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date and for such period, and (b) if the failure of any such representations and warranties to be true and correct on and as of the Closing Date (without considering any materiality

qualifications provided for in such representation or warranty),

individually or in the aggregate, has not and is not reasonably likely to result in a Material Adverse Effect, the foregoing condition shall be deemed to have been fulfilled.  Buyer shall have received from Seller and the Company at the Closing

currently dated certificates (in form and substance reasonably satisfactory to Buyer) signed by the President and the Secretary of Seller and by the President and the Chief Financial Officer of

the Company to the foregoing effect.

     7.4    Orders and Consents.

            7.4.1 There shall not be outstanding and in effect on

the Closing Date any order entered by any Governmental Entity prohibiting or making illegal the transactions contemplated by this Agreement or the Documents.

            7.4.2 All consents, waivers and approvals listed in

Schedule 2.3 hereto shall have been obtained, and Buyer shall have been furnished with appropriate evidence, reasonably

satisfactory to it and its counsel, of the granting of such

consents, waivers and approvals.

     7.5    Corporate Action.  Buyer shall have received:

            7.5.1 A copy of the resolutions (in form and

substance reasonably satisfactory to Buyer) duly adopted by the

Boards of Directors of Seller and the Company, respectively,

authorizing the execution, delivery and performance of the

Documents by Seller and the Company, as necessary and

appropriate, certified (in form and substance reasonably satisfactory to Buyer) by the Secretary or an Assistant Secretary

of Seller and the Company, respectively.

            7.5.2 Certificates (in form and substance reasonably

satisfactory to Buyer) of the Secretary or an Assistant Secretary

of each of Seller and the Company as to the incumbency and

signatures of the officers of Seller and the Company executing the  Documents.

            7.5.3 Copies of the Articles of Incorporation,

By-Laws, minutes of the board of directors (and any committees thereof), and stock transfer records or ledger of the Company and each of its Subsidiaries, respectively, certified as true,

correct and complete as of the Closing Date by the Secretary of the Company and its Subsidiaries, respectively.

     7.6    Opinions of Seller's Counsel.  Buyer shall have

received the opinion of (i) Lord, Bissell & Brook, outside

counsel for Seller, dated the Closing Date, substantially in the form of Exhibit C which is attached hereto and incorporated

herein by reference, and (ii) Susan G. Vincent, counsel for

Seller, dated the Closing Date, substantially in the form of

Exhibit D which is attached hereto and incorporated herein by reference.

     7.7    Certificates of Authority.  All of the Certificates

of Authority listed in Schedule 2.4 hereto authorizing the

Company to transact insurance business shall be in full force and effect, without any material amendments after the date of this

Agreement; no notification shall have been received from any insurance commissioner or other Governmental Entity which

revokes, suspends, impairs, restricts, reduces or in any other manner materially and adversely affects the right or ability of the Company to transact insurance business in the States of South

Carolina, North Carolina, Georgia or Alabama, or which seeks or purports to have such affect; and Seller shall provide to Buyer at Closing
certificates of the insurance commissioners or directors of

insurance of the States of South Carolina and North Carolina as

to the good standing of the Company.

     7.8    No Adverse Changes.  Except as disclosed in Schedule

7.8 attached hereto and incorporated herein by reference and except for (i) the effect of any legislative, regulatory or

judicial actions affecting the insurance industry in general, and

(ii) the effect of general market conditions, between the date of this Agreement and the Closing Date there shall not have occurred any event or occurrence that, individually or in the aggregate,

is reasonably likely to result in a Material Adverse Effect.

     7.9    Other Agreements.  Seller shall have delivered to

Buyer the Assignment of Leases, duly executed by each party

thereto (other than Buyer).

     7.10   Delivery of Stock.  Seller shall have delivered to

Buyer duly executed stock certificates and stock powers,

sufficient to transfer to Buyer good and marketable title to the

Shares, free and clear of all Encumbrances and adverse claims.

Such certificates shall represent all of the issued and

outstanding capital stock of the Company.

     7.11   Resignations.  Seller shall have delivered to Buyer

the resignations as officers and directors (but not as employees)

of all persons listed on Schedule 7.11 attached hereto and

incorporated herein by reference.

     7.12   General Reinsurance Agreement.  Seller shall have

provided to Buyer such documents as Buyer may reasonably request,

indicating that all of the Company's rights and obligations under the General Reinsurance Corporation Agreement of Reinsurance

No. 7463, as well as the General Reinsurance Corporation

Agreement of Reinsurance No. 7466, have expired or been

terminated and/or assumed in their entirety by Seller effective as of November 30, 1997 (together, the "Retained Reinsurance

Agreements").  Seller shall pay
any amounts due or payable to General Reinsurance Corporation as a result of such termination.  Seller agrees that the Excess of

Loss Reinsurance Agreement between the Company and General

Reinsurance Corporation shall remain in full force and effect through the Closing Date.

     7.13   Tax Allocation Agreement.  Seller shall have

delivered to Buyer the Termination Amendment to the Tax

Allocation Agreement, duly executed by each party thereto, which

Termination Amendment provides, among other things, for:  (i) the termination of the Tax Allocation Agreement between Seller and the Company and (ii) the time periods in which and procedures by which any post-Closing payments shall be made.



                          ARTICLE VIII

              CONDITIONS TO OBLIGATIONS OF SELLER

     8.1    General.  Except as may be waived in writing by

Seller, the obligation of Seller to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, prior to or concurrently with the Closing, of each of the conditions set forth in this Article VIII.

     8.2    Performance.  Buyer and GNC, as appropriate, shall

have complied with and performed in all material respects the terms, conditions, acts, undertakings, covenants and obligations required by the Documents to be complied with and performed by

Buyer or GNC, as appropriate, on or before the Closing Date, and

Seller shall have received from each of Buyer and GNC at the

Closing a currently dated certificate signed by the President or an authorized Vice President of each of Buyer and GNC to the foregoing effect.

     8.3    Representations and Warranties True as of Closing

Date.  All  representations and warranties of Buyer and GNC set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such

representations and warranties had been made on and as of the

Closing Date; provided that (a) any representations and

warranties which specifically relate to a particular date or period shall be true and correct as of such date and for such period, and (b) if the failure of any such representations and warranties to be true and correct on and as of the Closing Date

(without considering any materiality qualifications provided for in such representation or warranty), individually or in the

aggregate, has not and is not reasonably likely to result in a material adverse effect on the business, properties, assets,

financial condition, results of operations or current prospects of GNC, Buyer and their respective Subsidiaries, taken as a

whole, the foregoing condition shall be deemed to have been

fulfilled.  Seller shall have received from each of  Buyer and

GNC at the Closing a currently dated certificate (in form and substance reasonably satisfactory to Seller) signed by the

President or an authorized Vice President of each of Buyer and

GNC to the foregoing effect.

     8.4    Orders and Consents.

            8.4.1 There shall not be outstanding and in effect on

the Closing Date any order entered by any Governmental Entity prohibiting or making illegal the transactions contemplated by this Agreement or the Documents.

            8.4.2 All consents, waivers and approvals listed in

Schedule 2.3 hereto shall have been obtained, and Seller shall have been furnished with appropriate evidence, reasonably

satisfactory to it and its counsel, of the granting of such

consents, waivers and approvals.

     8.5    Corporate Action.  Seller shall have received:

            8.5.1 A copy of the resolution or resolutions (in

form and substance reasonably satisfactory to Seller) duly

adopted by the Board of Directors of each of Buyer and GNC

authorizing the execution, delivery and performance of the

Agreement and the Documents by Buyer and GNC, as the case may be,

certified (in form and substance reasonably satisfactory to

Seller) by the Secretary or an Assistant Secretary of each of

Buyer and GNC.

            8.5.2 Certificates (in form and substance reasonably

satisfactory to Seller) of the Secretary or an Assistant

Secretary of each of Buyer and GNC, respectively, as to the

incumbency and signatures of the officers of Buyer and GNC,

respectively, executing the Documents.

     8.6    Payment of Purchase Price.  Buyer shall have paid and

delivered to Seller the Purchase Price, less the $50,000 deposit previously paid to Seller by Buyer.

     8.7    Other Agreements.  GNC shall have delivered to Seller

the Assignment of Leases, duly executed by GNC.


     8.8    Opinion of Counsel for Buyer and GNC.  Seller shall

have received the opinion of Ireland, Stapleton, Pryor & Pascoe,

P.C., counsel for Buyer and GNC, dated the Closing Date,

substantially in the form of Exhibit E which is attached hereto and incorporated by reference herein.

                           ARTICLE IX

             MODIFICATION, WAIVERS AND TERMINATION

     9.1    Modification.  Buyer and Seller may, by mutual

consent of their duly and properly authorized representatives,

amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time.

     9.2    Waivers.  Each of Buyer or Seller may, pursuant to

action by its duly and properly authorized representative and by an instrument in writing, extend the time for or waive the

performance of any of the obligations of the other parties or waive compliance by the other parties with any of the covenants or conditions contained herein.

     9.3    Termination.

            (a)   This Agreement may be terminated, and the

transactions contemplated hereby abandoned, prior to Closing:

                 (1)    By mutual written consent of Buyer and

     Seller;

                 (2)    By Buyer:  (i) if there has been a

     material misrepresentation on the part of Seller in any

     representation or warranty of Seller contained herein or in any certificate or other instrument delivered or furnished to Buyer pursuant hereto; or (ii) if there has been any

     failure on the part of Seller to comply with or perform any of its agreements, covenants or obligations hereunder in

     any material respect, and such noncompliance or

     nonperformance shall not have been (x) cured or eliminated by Seller within ten (10) business days following receipt

     by Seller of written notice thereof from Buyer, or

     (y) waived by Buyer on or before the Closing Date.

                 (3)    By Seller:  (i) if there has been a

     material misrepresentation on the part of Buyer in any

     representation or warranty of Buyer contained herein or in any certificate or other instrument delivered or furnished to Seller pursuant hereto; or (ii) if there has been any

     failure on the part of Buyer to comply with or perform any of its agreements, covenants or obligations hereunder in

     any material respect and such noncompliance or

     nonperformance shall not have been (x) cured or eliminated by Buyer within ten (10) business days following receipt by

     Buyer of written notice thereof from Seller or (y) waived

     by Seller on or before the Closing Date.

                 (4)    By Buyer or Seller if (i) the

     transaction contemplated hereby has not closed by the date which is five (5) months from the date of this Agreement;

     provided, however, a party shall not be entitled to

     terminate this Agreement pursuant to this

     subparagraph (4)(i) based on its own breach of any

     representation, warranty or covenant contained in the

     Documents, (ii) there shall be a final nonappealable order of a federal or state court in effect preventing

     consummation of the transactions contemplated in the

     Documents; (iii) there shall be any action taken, or any

     statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Documents or the

     transactions contemplated therein by any Governmental

     Entity which would make consummation of such transactions

     illegal; or (iv) there shall be any action taken, or any

     statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Documents or the

     transactions contemplated therein by any Governmental

     Entity, which would (A) prohibit Buyer's or the Company's

     ownership or operation of all or
      a material portion of the business of the Company, or

     compel Buyer or the Company to dispose of or hold separate all or a material portion of the business or assets of the

     Company or Buyer as a result of the Documents or the

     transactions contemplated therein or (B) render Buyer or

     the Company unable to consummate the transactions

     contemplated in the Documents, except for any waiting

     period provisions.

     9.4    Effect of Termination.  In the event of a termination

pursuant to Section 9.3 hereof, this Agreement shall become void and of no effect, except that, in the event of such a termination because of any breach, (a) the breaching party shall be liable to the other party for all actual damages arising directly from or relating to such breach, including but not limited to, reasonable attorneys' fees and expenses, and (b) the obligations arising under Section 12.4 shall remain in full force and effect.  In no event shall any party be entitled to consequential damages

including, but not limited to, damages for lost profits,

following a termination of this Agreement.



                           ARTICLE X

                      CERTAIN DEFINITIONS

     For purposes of this Agreement, the following terms shall

have the meanings hereinafter set forth:

     (a)    "Acquisition Proposal" is any proposal, other than

the transactions contemplated herein, for (i) any merger or other business combination involving the Company, (ii) the acquisition of the Company or a material equity interest therein, (iii) the acquisition of a material portion of the assets of the Company,

or (iv) the acquisition by the

Company of a material equity interest in, or a material portion of the assets of, another entity.

     (b)    "Affiliate" with respect to any corporation shall

mean a corporation which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such corporation.  The term "control"

(including the related terms "controlled by" and "under common control with") shall mean the ownership, directly or indirectly,

of more than fifty percent (50%) of the voting stock of a

corporation.

     (c)    "Agreement" has the meaning set forth in the first

paragraph of this Agreement.

     (d)    "AMCA Financial Statements" has the meaning set forth

in Section 2.7(b).

     (e)    "Asserted Liability" has the meaning set forth in

Section 11.5.1.

     (f)    "Assignment of Leases" has the meaning set forth in

Section 5.3.

     (g)    "Audited SAP Financial Statements" has the meaning

set forth in Section 2.7(a).

     (h)    "Business Day" means any day on which banks in

Denver, Colorado and Detroit, Michigan are open (other than

Saturdays).

     (i)    "Buyer" has the meaning set forth in the first

paragraph of this Agreement.

     (j)    "Buyer Schedules" has the meaning set forth in the

first paragraph of Article III.

     (k)    "Claims Notice" has the meaning set forth in Section

11.5.1.

     (l)    "Closing" shall have the meaning set forth in

Section 1.3.

     (m)    "Closing Date" shall have the meaning set forth in

Section 1.3.

     (n)    "Closing Tax Reserve" shall have the meaning set

forth in Section 2.18.

     (o)    "COBRA" has the meaning set forth in Section 2.15(f).

     (p)    "Code" has the meaning set forth in Section 2.15(a).

     (q)    "Common Stock" has the meaning set forth in the first

paragraph of the Recitals.

     (r)    "Company" has the meaning set forth in the first

paragraph of the Recitals.

     (s)    "Company Employees" means those current or former

employees of the Company and its Subsidiaries who, on the Closing

Date, are:

           (1)   actively employed by the Company, including

     those who are absent from employment due to illness,

     injury, maternity leave, military service, family or

     medical leave, or other authorized absence (including those who are "disabled" within the meaning of either the short-

     term or the long-term disability plan currently applicable to the Company (collectively, the "Disability Plans"));

           (2)   former employees who, on the Closing Date, are

     receiving long-term disability benefits under any

     Disability Plan; and

           (3)   former employees who have previously satisfied

     the requirements for retiree medical and/or life insurance coverage under any of the Employee Plans disclosed pursuant to Section 2.15; but "Company Employees" shall not include:

     (i) other former employees,and (ii) employees otherwise not actively employed by the Company (other than as

     specifically included above).

     (t)    "Company Schedules" has the meaning set forth in the

first paragraph of Article II.

     (u)    "Deductible Claim" has the meaning set forth in

Section 11.4(a)(i).

     (v)    "Defined Benefit Plan" has the meaning set forth in

Section 6.4(b).

     (w)    "Disability Plans" has the meaning set forth in the

definition of "Company Employees."

     (x)    "Disagreement" has the meaning set forth in

Exhibit A.

     (y)    "Documents" has the meaning set forth in Section 2.1.

     (z)    "ECO Judgments" has the meaning set forth in Exhibit

A.

     (aa)   "Employee Plans" has the meaning set forth in

Section 2.15.

     (ab)   "Encumbrances" has the meaning set forth in

Section 2.13.

     (ac)   "Environmental Claim" has the meaning set forth in

Section 11.1(b)(3).

     (ad)   "ERISA" has the meaning set forth in Section 2.15(a).

     (ae)   "ERISA Affiliate" has the meaning set forth in

Section 2.15(a).

     (af)   "GAAP" means generally accepted accounting

principles, consistently applied, as used in the United States as in effect at the time the applicable AMCA Financial Statements or

GAAP Financial Statements were prepared or any act requiring the application of GAAP was performed.

     (ag)   "GAAP Financial Statements" has the meaning set forth

in Section 6.6.

     (ah)   "General Claim" has the meaning set forth in

Section 11.1(b)(1).

     (ai)   "GNC" has the meaning set forth in the first

paragraph of this Agreement.

     (aj)   "Governmental Entity" means any court, administrative

agency or commission, or other federal, state or local

governmental authority or instrumentality.

     (ak)   "Hazardous Materials" has the meaning set forth in

Section 2.22(a).

     (al)   "Hazardous Materials Activities" has the meaning set

forth in Section 2.22(b).

     (am)   "HSR Act" has the meaning set forth in Section 2.3.

     (an)   "Indemnified Buyer Parties" has the meaning set forth

in Section 11.2.

     (ao)   "Indemnified Seller Parties" has the meaning set

forth in Section 11.3.

     (ap)   "Independent Accounting Firm" has the meaning set

forth in Section 6.5(a)(ii).

     (aq)   "Insurance Subsidiary" has the meaning set forth in

Section 2.7(a).

     (ar)   "IRS" has the meaning set forth in Section 2.15(c).

     (as)   "Knowledge of Buyer" means the actual knowledge of

Michael L. Pautler, after reasonable investigation.

     (at)   "Knowledge of Seller" means the actual knowledge of

each of Reba Rogers, Susan G. Vincent, Jack Natili and Richard

Russell, after reasonable investigation.

     (au)   "Law" or "Laws" has the meaning set forth in

Section 2.6.

     (av)   "Landlord" has the meaning set forth in Section 5.3.

     (aw)   "Loss Development" has the meaning set forth in

Exhibit A.

     (ax)   "Losses" has the meaning set forth in Section 11.2.

     (ay)   "Material Adverse Effect" has the meaning set forth

in Section 2.4.

     (az)   "Measurement Date" has the meaning set forth in

Exhibit A.

     (ba)   "PBGC" has the meaning set forth in Section 6.4(b).

     (bb)   "Permits" has the meaning set forth in Section 2.25.

     (bc)   "Purchase Price" has the meaning set forth in Section

1.2.

     (bd)   "Remaining Deductible Amount" has the meaning set

forth in Exhibit A.

     (be)   "Retained Reinsurance Agreements" has the meaning set

forth in Section 7.12.

     (bf)   "Returns" has the meaning set forth in Section

2.18(a).

     (bg)   "SAP Financial Statements" has the meaning set forth

in Section 2.7(a).

     (bh)   "Seller" has the meaning set forth in the first

paragraph of this Agreement.

     (bi)   "Shares" has the meaning set forth in the first

paragraph of the Recitals.

     (bj)   "Statutory Accounting Practice" or "SAP" shall mean

the accounting practices prescribed or permitted by (i) with respect to the Company, the Director of Insurance of the State of

South Carolina, and (ii) with respect to the Buyer, the Insurance

Commissioner of the State of Colorado.

     (bk)   "Straddle Period" has the meaning set forth in

Section 6.5(b)(iii).

     (bl)   "Subsidiaries," with respect to the Company, means

Carolina American Insurance Company and AMCA Incorporated and,

with respect to any entity other than the Company, means any corporation or entity, more than 50% of the outstanding

securities or other interests having voting power of which shall be owned or controlled, directly or indirectly, by such other entity.

     (bm)   "Tangible Property" has the meaning set forth in

Section 2.14.

     (bn)   "Tax Allocation Agreement" has the meaning set forth

in Section 6.5(c).

     (bo)   "Tax Claim" has the meaning set forth in

Section 11.1(b)(2).

     (bp)   "Taxes" (or "Tax" where the context requires) means

all federal, state, county, local, foreign and other taxes

(including, without limitation, income, profits, premium,

estimated, excise, sales, use, occupancy, gross receipts,

franchise, ad valorem, severance, capital levy, production,

transfer, withholding, employment and payroll related, and property taxes, import duties, insolvency assessments from guaranty associations, and other governmental or other charges and assessments), whether attributable to statutory or non-

statutory rules and whether or not measured in whole or in part by net income, and including interest, additions to tax or

interest, and penalties with respect thereto, and including

expenses associated with contesting any proposed adjustment

related to any of the foregoing.

     (bq)   "Termination Amendment to Tax Allocation Agreement"

has the meaning set forth in Section 6.5(c).

     (br)   "Unaudited SAP Financial Statements" has the meaning

set forth in Section 2.7(a).

     (bs)   "Unaudited Subsidiary Financial Statements" has the

meaning set forth in Section 2.7(a).



                           ARTICLE XI

                        INDEMNIFICATION

     11.1   Survival.

            (a)   Notwithstanding any right of Buyer to

investigate fully the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by Buyer

pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations, warranties,

covenants and agreements of Seller in this Agreement or in any certificate, Schedule or Exhibit (including all attachments

thereto), furnished by Seller or the Company hereunder or

thereunder.  All such representations, warranties, covenants and agreements shall survive the Closing and shall:

                 (1)    With respect to General Claims,

     terminate and expire on the second anniversary of the

     Closing Date except with respect to any General Claim based upon, arising out of or otherwise in respect of any fact,

     circumstance, action or proceeding of which the party

     asserting the General Claim shall have given written notice to the other party on or before the second anniversary of

     the Closing Date;

                 (2)    Except with respect to any Tax Claim

     based upon, arising out of or otherwise in respect of any

     fact, circumstance, action or proceeding of which the party asserting the Tax Claim shall have given written notice to the other party prior to the termination dates set forth in subparagraphs (a) or (b) herein, shall terminate and expire with respect to Tax Claims on the later of (a) ninety days following the date upon which the assessment and collection of any Taxes to which any such Tax Claim may relate is

     barred by all applicable statutes of limitations or

     (b) ninety days following the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations; provided, however, that if a waiver has been or is given by or with the consent of

     Seller with respect to any applicable statute of limitation in connection with any Tax Claim, the representations,

     warranties, covenants and agreements relating to such Tax

     Claim shall survive until such waiver is of no force or

     effect;

                 (3)    With respect to Environmental Claims,

     terminate and expire on the third anniversary of the

     Closing Date, except with respect to any Environmental

     Claim based upon, arising out of or otherwise in respect of any fact,
     circumstance, action or proceeding of which Buyer shall

     have been given written notice to Seller on or before the

     third anniversary of the Closing Date; and

                 (4)    Shall not expire with respect to any

     matters listed on Schedule 11.2(4).

            (b)   As used in this Article XI, the following terms

have the following meanings:

                 (1)    "General Claim" means any inaccuracy in

     or any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement, or in any

     Schedule, Exhibit or certificate (including all attachments thereto) delivered by Seller or the Company in connection

     with this Agreement.

                 (2)    "Tax Claim" means any claim for which

     Seller has incurred an obligation to Buyer under the terms of this Agreement arising out of (A) issues raised on audit by taxing authorities with respect to any period ending on or before the Closing Date, (B) any inaccuracy in or any

     breach of any representation, warranty, covenant or

     agreement of Seller contained in this Agreement related to

     Taxes or (C) any other Tax liabilities of the Company or

     Seller (and relating to the Company) with respect to any

     period beginning on or before the Closing Date, other than

     Tax liabilities of the Company that are properly allocable to periods of time beginning on the Closing Date.

                 (3)    "Environmental Claim" means any

     inaccuracy in or breach of Section 2.22 of this Agreement.

     11.2   Obligation of Seller to Indemnify.  Subject to the

limitations set forth below and to the survival and termination provisions set forth in Section 11.1, Seller agrees to indemnify, defend and hold harmless Buyer and its directors,

officers, employees, Affiliates, representatives and assigns

(collectively, the "Indemnified Buyer Parties") from and against all actual losses, liabilities, judgments, damages, deficiencies,

citations, fines, costs or expenses (including interest and

penalties imposed or assessed by any judicial or administrative body and reasonable attorneys' fees) (collectively "Losses")

arising out of:

            (1)   any General Claim;

            (2)   any Environmental Claim;

            (3)   any Tax Claim; and

            (4)   any Losses arising out of the known contingent

claims listed on Schedule 11.2(4) which is attached hereto and incorporated herein by reference, subject to any limitations contained therein.

     11.3   Obligations of Buyer to Indemnify.  Buyer agrees to

indemnify, defend and hold harmless Seller and its directors,

officers, employees, Affiliates, representatives and assigns

(collectively, the "Indemnified Seller Parties") from and against all Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty,

covenant or agreement of Buyer or GNC contained in the Documents.

     11.4   Limitations on Indemnification Obligations.

            (a)   Seller's obligations to indemnify any

Indemnified Buyer Party under this Article XI is subject to, and limited by, the following:

                  (i)    Seller shall not be liable for any

General Claims, Environmental Claims, and claims listed as Items

1, 2, 3 and 5(a) on Schedule 11.2(4) (collectively, "Deductible

Claims") hereunder or for any reserve adjustment calculated pursuant to Exhibit A ("Reserve Adjustment") until the aggregate dollar amount of Losses relating to such Deductible Claims or

Reserve Adjustment equals $1,000,000, after which time Seller will be liable for, and shall indemnify Indemnified Buyer Parties with respect to, only such Losses for Deductible Claims or

Reserve Adjustments that exceed such $1,000,000 minimum;

provided, however, that Seller shall be liable and shall

indemnify the Indemnified Buyer Parties for any Tax Claims and

for any claims relating to Item 5(b) on the attached

Schedule 11.2(4) hereto without regard to the $1,000,000 minimum;

and

                  (ii)   The maximum aggregate liability of

Seller for indemnification for all Losses and Reserve Adjustments subject to indemnification under this Article XI shall be

$13,000,000.

            (b)   Buyer's obligations to indemnify any

Indemnified Seller Party under this Article XI is subject to, and limited by, the following:

                  (i)    Buyer shall not be liable for any

inaccuracy in or any breach of any representation, warranty,

covenant or agreement of Buyer or GNC contained in this Agreement or in any Schedule, Exhibit or certificate (including any

attachments thereto), delivered by Buyer or GNC pursuant hereto or thereto, until the aggregate dollar amount of Losses relating to such claims equals $1,000,000, after which time Buyer will be liable for, and shall indemnify Indemnified Seller Parties with respect to, only such Losses that exceed such $1,000,000 minimum;

provided that, notwithstanding the foregoing limitation, Buyer shall be liable and shall indemnify the Indemnified Seller

Parties for any Losses relating to GNC's breach of the terms and conditions of the Assignment of Leases; and provided further that nothing contained herein is intended or shall be construed to prevent Seller from exercising any remedy arising under the

Assignment of Leases directly against GNC in the event of such breach.

                  (ii)   The maximum aggregate liability of Buyer

for indemnification for all Losses subject to indemnification under this Article XI shall be $13,000,000.

            (c)   Buyer and Seller agree that any payments

required to be made by either Buyer or Seller, respectively, in respect of such party's indemnification of any Indemnified Seller

Party or Indemnified Buyer Party, respectively, shall be made,

without duplication or double-counting, only to Seller or Buyer,

respectively;

            (d)   The indemnification provided under this

Article XI shall be the sole remedy of any party to this

Agreement against any other party for any claim covered by such indemnification other than claims for specific performance or injunctive relief.  In no event shall either party seek or be entitled to a rescission of this Agreement;

            (e)   Except to the extent not permitted by the Code,

Seller and Buyer agree that any indemnification payments pursuant to this Article XI and Exhibit A will constitute an adjustment to the Purchase Price; and

            (f)   Subject to the provisions of Exhibit A

governing the calculation of the Reserve Adjustment, the amount of any Loss for which indemnification is owed under this Article

XI shall be net of any amounts actually recovered by the

indemnified party under insurance policies or reinsurance

agreements of the Company in effect prior to or as of the Closing with respect to such Loss (including any tail coverage purchased by Seller as described on Schedule 2.24) and shall be

(x) increased to take into account any net Tax cost incurred by the indemnified party (or any Affiliate of the indemnified party)

arising from the
receipt of indemnity payments hereunder (grossed up for any Tax incurred on such increase); and (y) reduced to take into account any net Tax benefit arising from incurrence or payment of any such Loss by the indemnified party or any Affiliate of the

indemnified party.  Buyer and Seller shall cooperate with each other in seeking recovery against or under such policies and agreements.

            (g)   Buyer acknowledges and agrees that,

notwithstanding anything to the contrary contained in this

Agreement, Seller makes no representation, warranty, guaranty or covenant regarding, and shall have no obligation to indemnify the

Indemnified Buyer Parties with respect to, the ultimate

collectability of any reinsurance recoverable reported as an asset or contra-liability in any financial statement, book,

record or account of the Company or the Insurance Subsidiary,

including but not limited to, the SAP Financial Statements.

            (h)   Except as otherwise provided in Schedule

11.2(4), Seller shall not be obligated to indemnify the

Indemnified Buyer Parties to the extent that the matter in

question is included within the amount of any reserve or accrual for such matter which is reflected in the SAP Financial

Statements or the AMCA Financial Statements, the Closing Tax

Reserve or other reserve or accrual established on the books,

accounts and records of the Company only in the ordinary course of business consistent with its past practices from July 31,

1997, through the Closing Date; provided, however, that the

Company shall provide Buyer with such information regarding such reserves or accruals as Buyer may reasonably request.

     11.5   Notice and Opportunity to Defend.

            11.5.1       Notice of Asserted Liability.  Promptly

after receipt by Buyer or Seller of notice of any demand, claim or circumstances that, with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in a Loss for which indemnification is or may be available under this Article

XI (an "Asserted Liability"), the indemnified party shall give notice thereof (the "Claims Notice") to the other party.  The

Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary)

of the Loss that has been or may be suffered by the indemnified party.

            11.5.2       Opportunity to Defend.  The indemnifying

party may elect to compromise or defend, and control the defense of, at its own expense (and not subject to the $1,000,000

limitation set forth in Section 11.4(a)(i), except for such

expenses related to those matters listed as Items 1 and 2 on

Schedule 11.2(4) to this Agreement) and by counsel reasonably satisfactory to the indemnified party, any Asserted Liability,

provided that the indemnified party shall have no liability under any compromise or settlement agreed to by the indemnifying party that indemnified party has not approved in writing, which

approval shall not be unreasonably withheld.  If the indemnifying party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted

Liability reasonably so requires) notify the indemnified party of its intent to do so, and the indemnified party shall cooperate upon the request and at the expense of the indemnifying party

(and, with respect to such expenses related to Items 1 and 2 on

Schedule 11.2(4), subject to the $1,000,000 limitation in Section

11.4(a)(i)), in the compromise of, or defense against, such

Asserted Liability.  If the indemnifying party elects not to compromise or defend the Asserted Liability, or fails to notify the indemnified party of its election as herein provided, the indemnified party may pay, compromise or defend such Asserted Liability and receive full indemnification for any

Losses for which it is determined that the indemnifying party has an indemnity obligation under this Article XI.  In any event, the indemnified party and the indemnifying party may at its own

expense (and, with respect to such expenses related to Items 1 and 2 on Schedule 11.2(4), subject to the $1,000,000 limitation in Section 11.4(a)(i)), participate in, but not control, the defense of such Asserted Liability by the other party,

respectively.  If the indemnifying party chooses to defend any claim, the indemnified party shall make available to the

indemnifying party any books, records or other documents within its control that are reasonably requested for such defense and shall otherwise cooperate with the indemnifying party, in which event the indemnified party shall be reimbursed for its

reasonable out-of-pocket expenses (which shall not include

salary, wages, overhead and the like).

            11.6  Payments.  Any payments required to be made

under this Article XI to any indemnified party shall be made within ten (10) days after the indemnity obligation for which such payments are so required has been incurred by the

indemnified party.



                          ARTICLE XII

                         MISCELLANEOUS

     12.1   Notices.  Any notices or other communications

required or permitted hereunder shall be provided in writing and shall be deemed to have been duly given only when received by the party to whom such notice or communication is addressed at the following addresses (or at such other address for a party as shall be specified by like notice),
having been sent by certified mail, return receipt requested, by hand delivery (including express courier) or by telefacsimile

(with confirmation by telefacsimile answerback):

     To Seller:          Susan Gailey Vincent, Esq.
                         Vice President and Corporate Secretary
                         Michigan Mutual Insurance Company
                         26777 Halsted Road
                         Farmington Hills, Michigan 48777
                         Facsimile No:  248-615-8458

     With Copy To:            James R. Dwyer, Esq.
                         Lord, Bissell & Brook
                         115 South LaSalle Street
                         Chicago, Illinois 60603
                         Facsimile No:  312-443-0336

     To Buyer and GNC:   Eric P. Witte, Esq.
                         Vice President-General Counsel
                         Guaranty National Insurance Company
                         9800 South Meridian Boulevard
                         Englewood, Colorado 80112
                         Facsimile No:  303-754-8414

     With Copy To:            Hardin Holmes, Esq.
                         Ireland, Stapleton, Pryor & Pascoe, P.C.
                         1675 Broadway, 26th Floor
                         Denver, Colorado 80202
                         Facsimile No:  303-623-2062

     12.2   Gender and Number.  All words or terms used in this

Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

     12.3   Expenses.  Unless otherwise expressly contemplated by

this Agreement, all legal, accounting and other costs and

expenses incurred in connection with this Agreement and the

transactions contemplated hereby shall be paid by the party

incurring such expenses.

     12.4   Confidential Information.  Seller, Buyer and GNC, for

themselves, their directors, officers, employees, agents,

representatives and partners, if any, covenant with each other that they will use all information relating to any other party or the Company acquired by any of them pursuant to the provisions of this Agreement or in the course of negotiations with or examination of any other party only in connection with the transactions contemplated hereby and shall cause all

information obtained by them pursuant to this Agreement and such negotiations and examinations and which is not publicly

available, to be treated as confidential except as may otherwise be required by law or as may be necessary or appropriate in

connection with the enforcement of this Agreement or any

instrument or document referred to herein or contemplated hereby.

In the event of termination of this Agreement, each party will cause to be delivered to the other all documents, work papers and other material obtained by it from the other, whether so obtained before or after the execution of this Agreement; and each party agrees that it shall not itself use or disclose, directly or indirectly, any information so obtained, or otherwise obtained from the other party hereunder or in connection herewith, and will have all such information kept confidential and will not use such information in any way which is detrimental to any other party provided that (a) any party may use and disclose any such information which has been disclosed publicly (other than by such party in breach of its obligations under this Section 12.4) and

(b) to the extent that any party may become legally compelled to disclose any such information, such party may disclose such

information if it shall have used its best efforts, and shall have afforded the other party that opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be

disclosed.

     12.5   Announcements.  No announcement or circular relating

to any matter referred to in this Agreement shall be made or issued by or on behalf of Seller on the one hand, or Buyer and GNC, on the other, without the prior written approval of the other party, which approval shall not be

unreasonably withheld or delayed; provided, however, that this provision shall not apply to any announcement which Seller, Buyer or GNC is required to make by any applicable law or regulation.

Seller, Buyer and GNC agree to provide each other with a copy of any announcement which they are required to make by any such applicable law or regulation and, insofar as reasonable possible,

to consult with each other prior to the making of any such

announcement.

     12.6   Successors and Assigns.  This Agreement shall be

binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto but shall not be assigned by either of the parties without the prior written

consent of the other; provided that Buyer may assign this

Agreement to any Affiliate of Buyer with Seller's prior written consent, which consent shall not be unreasonably withheld.

     12.7   Waiver.  The failure of any party at any time or

times to require performance of any provisions hereof shall in no manner affect such party's right at a later date to enforce the same.  No waiver by either party of a condition or a breach of any term, covenant, representation or warranty contained in this

Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or

continuing waiver of such condition, breach or waiver of any condition or of the breach of any other term, covenant,

representation or warranty of this Agreement.

     12.8   Attorneys' Fees.  If either party hereto commences

litigation or any other proceeding in connection with or related to this Agreement against the other party and prevails in such litigation or proceeding, the other party will pay the reasonable costs and
expenses relating to such litigation or other proceeding

including, without limitation, the reasonable attorneys' fees and expenses of investigation of the prevailing party.

     12.9   Counterparts.  This Agreement may be executed in any

number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

     12.10  Entire Agreement.  This Agreement, the Schedules,

Exhibits and the attachments to it, and the other documents and certificates delivered pursuant hereto, set forth the entire understanding of Buyer, GNC and Seller and supersede all prior agreements, arrangements and communications, whether oral or written, between Buyer, GNC and Seller with respect to the

subject matter hereof.  Without limiting the generality of the foregoing sentence, the only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in this

Agreement and the Schedules hereto.  Any matter which is

disclosed in any Schedule or Exhibit is deemed to have been

disclosed for the purposes of all relevant provisions of this

Agreement.  The inclusion of any item in the Schedules is not evidence of the materiality of such item for the purposes of this

Agreement or evidence that such item was required to be disclosed therein.  This Agreement shall not be modified or amended other than by written agreement of Buyer, GNC and Seller.  Captions appearing in this Agreement are for convenience of reference only and shall not be deemed to explain, limit or amplify the

provisions hereof.

     12.11  Governing Law.  This Agreement shall be governed by,

and construed in accordance with, the laws of the State of South

Carolina.

     12.12  Venue and Jurisdiction.  Seller, Buyer and GNC hereby irrevocably submit to the non-exclusive jurisdiction of any

county, state or federal court of general and competent jurisdiction located within the City and County of

Denver, State of Colorado, with respect to any legal action or proceeding arising out of or connected with this Agreement or the

Documents.

     12.13  Mediation; Litigation.  If a dispute arises from or relates to this Agreement or the breach thereof (other than a dispute related to Exhibit A), whether of law or fact, of any nature whatsoever, and such dispute cannot be settled through direct discussions between the parties, the parties agree to endeavor first to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to

litigation.  The parties agree that the mediator shall be a

person who is, or has served as, a senior vice president of an insurance company for at least five (5) years.  Mediation shall take place in the Denver, Colorado metropolitan area.  If the dispute cannot be resolved within ninety (90) days of the

initiation thereof by either party, either party may initiate litigation in accordance with the jurisdiction and venue

provisions of Section 12.12 of this Agreement.

     12.14  Third Parties.  Except as specifically set forth or referred to herein, nothing expressed or implied herein is

intended or shall be construed to confer upon or give to any person or entity other than the parties hereto, and their

successors or assigns, any rights or remedies under or by reason of this Agreement.

     12.15  Performance Following Closing.  Nothing in this

Agreement shall be construed to limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing.

     12.16  No Prejudice.  The parties agree that this Agreement has been jointly negotiated and drafted by the parties hereto and that the terms hereof shall not be construed in favor of or against any party on account of its participation in such negotiations and drafting.

                           * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this

Agreement to be duly executed on the day and year first above written.


                  BUYER: Guaranty National Insurance Company



                              By: /s/ Michael L. Pautler

                              Its: Senior Vice President


                                       SELLER:   Michigan Mutual
                              Insurance Company



                              By: /s/ Richard F. Russell

                              Its: President and Chief Ececutive
Officer


                                       GNC:      Guaranty
                              National Corporation



                              By: /s/ Michael L. Pautler

                              Its: Senior Vice President

                           Exhibit A

                      Reserve Adjustments


            (a)   Within fifteen (15) business days following the

filing of statutory annual statement of the Company for the year ended December 31, 2002, Buyer agrees to provide a certificate to

Seller setting forth (i) the aggregate losses and allocated loss expenses incurred by the Company between the last day of the calendar month ending on or immediately prior to the Closing Date

(the "Measurement Date"), and December 31, 2002, pertaining to accident periods prior to the Measurement Date (the "Loss

Development") as calculated by subtracting (a) the sum of (x) the reported gross loss and allocated loss expense reserves for

accident periods prior to the Measurement Date as of December 31,

2002, and (y) the loss and allocated loss expense payments made between the Measurement Date and December 31, 2002, on accident periods prior to the Measurement Date (including payments on extra-contractual obligations pertaining to those accident years,

if any, which arise or result from activities of Seller or the

Company on or prior to the Closing Date (but excluding payments on ECO Judgments and related legal fees, disbursements, expenses and costs which are paid or payable by Seller under Schedule

11.2(4) of the Agreement), and further excluding any extra-

contractual obligations which arise or result from activities of

Buyer or the Company after the Closing Date), minus (z)

reinsurance in effect at the accident date (whether or not

subsequently collected) and subrogation and salvage collected,

between the Measurement Date and December 31, 2002, on accident periods prior to the Measurement Date from (b) the dollar amount,

at the Measurement Date, of gross losses and allocated loss

reserves (net of reinsurance, as calculated pursuant to SAP,

whether or not subsequently
collected, and net of salvage and subrogation, as calculated and recorded on the Company's books and records for tax purposes) for accident periods prior to the Measurement Date, consistent with past practices and reasonably acceptable to Buyer, it being

understood that reserves for periods following September 30, 1997 through the Closing Date may be estimated by the Company; and

(ii) the calculation of any payment owing pursuant to this

paragraph.  The certificate shall be certified by the Chief

Financial Officers of Buyer and the Company.  Buyer agrees to pay to Seller an amount equal to (i) 80% of the positive Loss

Development up to but not exceeding $2,000,000, plus (ii) 75% of the positive Loss Development greater than $2,000,000 but less than $5,000,000, plus (iii) 50% of the positive Loss Development equal to or greater than $5,000,000.  Seller agrees to pay to

Buyer an amount equal to (i) 80% of the negative Loss Development up to but not exceeding $2,000,000, plus (ii) 75% of the negative

Loss Development greater than $2,000,000 but less than

$5,000,000, plus (iii) 50% of the negative Loss Development

greater than or equal to $5,000,000.

            (b)   Within 35 days after the end of each calendar

year, Buyer shall provide to Seller a certificate setting forth the aggregate Loss Development as of the last day of such year.

Such certificate shall be certified by the Chief Financial

Officers of Buyer and Company.  Seller shall have the right to consult with Buyer as to the aggregate Loss Development reported on any such certificate.

            (c)   Following delivery of the certificate described

in paragraph (a) (but not paragraph (b)) to Seller by Buyer,

Buyer shall grant Seller and its representatives access to all records of Buyer, the Company and the Company's Subsidiaries that relate to the Loss Development set forth on such certificate.

Within fifteen (15) Business Days after

Seller's receipt of such certificate, Seller may dispute the amount of the Loss Development or the adjustment calculation by giving written notice to Buyer setting forth in reasonable detail the basis for any such dispute (any such dispute being

hereinafter called a "Disagreement").  The parties shall promptly commence good faith negotiations with a view to resolving any such Disagreement.  If Seller does not give such notice with the period set forth, Seller shall be deemed to have irrevocably accepted the calculation set forth on such certificate.

            (d)   If within thirty (30) days following the

delivery to Buyer of the notice of such Disagreement pursuant to paragraph (c), Buyer and Seller do not resolve the Disagreement

(as evidenced by a written agreement among the parties hereto),

such Disagreement shall be referred to the Independent Accounting

Firm (as described in Section 6.5(b)(ii) of the Agreement) for a resolution of such Disagreement.  The determinations of the

Independent Accounting Firm with respect to any Disagreement shall be final and binding upon the parties.  Buyer and Seller shall use their best efforts to cause such Independent Accounting

Firm to render its determination as soon as practicable after referral of the Disagreement to such firm, and each shall

cooperate with such firm and provide such firm with reasonable access to its books and records and such other information as such firm may require in order to render its determination.  All of the fees and expenses of the Independent Accounting Firm shall be paid by that party against whom the Disagreement is finally determined hereunder, or as the Independent Accounting Firm deems equitable.

            (e)   Buyer agrees to cause the Company to administer

all claims subject to this Exhibit A consistent with Buyer's and/or the Company's then current claims practices (subject to

Buyer's reasonable discretion), and in accordance with applicable

Law.

            (f)   Subject to the limitations contained in Section

11.4(a)(i) of the Agreement, any payments required to be made hereunder shall be made within ten (10) business days after

acceptance by Seller of the calculation set forth on the

certificate delivered under paragraph (a), or in the case of a

Disagreement, within ten (10) business days after a determination is made under paragraph (d) of this Exhibit A.

            (g)   To the extent (i) Seller is required to make

any payment to Buyer under paragraph (a), and (ii) the dollar amount of all Losses relating to Deductible Claims which have been incurred by Seller are less than $1,000,000, Seller may offset the payment owed to Buyer under paragraph (a) of this

Exhibit A against the amount of such difference ("Remaining

Deductible Amount").  Notwithstanding such offset, if the amount of Losses relating to Deductible Claims (including any Deductible

Claims which have been asserted but not liquidated at the time of any payment pursuant to this Exhibit A) are ultimately determined to exceed the Remaining Deductible Amount plus the payment made hereunder, Seller shall be fully liable for the amount by which

Losses relating to such Deductible Claims exceeds the Remaining

Deductible Amount plus such payments (subject to the limitations set forth in Section 11.4(a)(ii)).

            (h)   To the extent Buyer is required to make any

payment to Seller under paragraph (a), the following provisions apply. If the dollar amount of all Losses relating to Deductible

Claims which have been incurred by Seller are less than

$1,000,000, Seller may add the dollar amount of the payment owed to it by Buyer under paragraph (a) of this Exhibit A to the

Remaining Deductible Amount (so as to increase the dollar amount of the Remaining Deductible Amount by such amount), and Buyer shall not be obligated to make such payment in cash.  If the dollar amount of all Losses relating to Deductible Claims which have been incurred by Seller are greater than $1,000,000,

inclusive of the $1,000,000 deductible amount ("Paid Losses"),

Seller may subtract the dollar amount of the payment owed to it by Buyer under paragraph (a) from the total dollar amount of Paid

Losses, and:

            (i) if the resulting dollar amount is greater than

Seller's $1,000,000 deductible, Buyer shall pay in cash, pursuant to paragraph (f), above, an amount equal to the payment due under paragraph (a); or

            (ii) if the resulting dollar amount is less than

Seller's $1,000,000 deductible, then the dollar amount of the payment owed to Seller by Buyer under paragraph (a) shall be subtracted from Paid Losses (with the resulting dollar amount being referred to as the "Adjusted Amount"), and (x) Seller shall have a Remaining Deductible Amount equal to the dollar amount by which the Adjusted Amount is less than $1,000,000 (and Buyer shall not be obligated to make any cash payment to Seller with respect to such amount) and (y) Buyer shall pay to Seller in cash, pursuant to paragraph (f), the amount by which the Adjusted

Amount plus the dollar amount of the payment under paragraph (a)

is greater than $1,000,000.